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                                                                  Exhibit 10.13
                     DISTRIBUTION, LICENSE AND SUPPLY AGREEMENT

      DISTRIBUTION, LICENSE AND SUPPLY AGREEMENT ("Agreement") dated as of January 2, 1997, between ETHICON, INC, a company with its principal office at Route 22, Somerville, New Jersey 08876-0151 ("'Ethicon"), and FOCAL, INC, a company with its principal office at Four Maguire Road, Lexington, Massachusetts 02173 ("Focal").

      WHEREAS, Focal and Ethicon desire to enter into this Agreement which will set out the terms and conditions under which (i) Focal will undertake certain development obligations with respect to its technology, (d) Focal will supply to Ethicon the Products (as defined below) for use in the Field (as defined below) in the Territory (as defined below), (iii) Ethicon will market and distribute the Products and (iv) Focal will grant to Ethicon certain limited license rights to manufacture or have manufactured, develop, market, distribute, sub-license and sell Products in the Field;

      NOW THEREFORE, in consideration of the mutual covenants and consideration set forth herein, the parties hereto agree as follows:

                                     SECTION 1

                                    DEFINITIONS

      (a)   "Advisory Board" shall have the meaning set forth in Section
            4(a)(i).

      (b) "Affected Territories" shall have the meaning set forth in Section 6(b)(ii)(A).

      (c) "Affiliate" shall mean, in relation to either party hereto, (i) any company or other entity in which the relevant party directly or indirectly holds more than 50% of the voting securities, (ii) any company or other entity ("Holding Company") which holds directly or indirectly more than 50% of the voting securities of the relevant party, (iii) any other company or other entity in which more than 50% of the voting securities is directly or indirectly held by any Holding Company of the relevant party or (iv) any company or other entity in which the relevant party directly or indirectly holds less than 50% of the voting securities but has management control of such company or entity in that it
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            has the ability to appoint and remove the majority of the directors of such company or entity.

      (d) "Affiliated Distributor" shall have the meaning set forth in Section 1(mmm).

      (e) "Alternate Cardiovascular Sealant Candidate" shall have the meaning set forth in Section 4(b)(iii)(B).

      (f) "Alternate Gastrointestinal Sealant Candidate" shall have the meaning set forth in Section 4(b)(iv)(B).

      (g) "Anti-Adhesion Product" shall have the meaning set forth in Section 4(b)(v)(A).

      (h) "Anti-Adhesion Product Agreement" shall have the meaning set forth in Section 4(b)(v)(A).

      (i) "Applicable Forecast" shall have the meaning set forth in Section 7(d)(ii).

      (j)   "Audit Report" shall have the meaning set forth in Section 7(b)(ii).

      (k) "Bankruptcy Event" shall mean the person or entity in question becomes insolvent, or voluntary or involuntary proceedings by or against such person or entity are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person or entity, or proceedings are instituted by or against such person or entity for corporate reorganization or the dissolution of such person or entity, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such person or entity makes an assignment for the benefit of its creditors, or substantially all of the assets of such person or entity are seized or attached and not released within sixty (60) days thereafter.

      (l) "Cardiovascular Sealant Candidate" shall have the meaning set forth in Section 4(b)(iii)(A).


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      (m)   "Cardiovascular "Studies" shall have the meaning set forth in
            Section 4(b)(iii)(A).

      (n) "Change in Control" shall mean (i) the liquidation or dissolution of Focal or the sale or other transfer by Focal (excluding transfers to subsidiaries) of all or substantially all of its assets; or (ii) the occurrence of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, sale or transfer of assets, or other transaction as a result of which any person, entity or group which is not a stockholder of Focal (or an affiliate of any such stockholder) as of the date of this Agreement (a "New Controlling Holder") (A) becomes the beneficial owner, directly or indirectly, of securities of Focal representing more than 50% of the ordinary shares of Focal or representing more than 50% of the combined voting power with respect to the election of directors (or members of any other governing body) of Focal's then outstanding securities, (B) obtains the ability to appoint a majority of the Board of Directors (or other governing body) of Focal, or (C) obtains the ability to direct the general operations or management of Focal or any successor to Focal's business; provided, however, that (x) a New Controlling Holder shall not include, and a Change in Control shall not be deemed to exist on account of the acquisition of Focal securities by, (1) Ethicon or its Affiliates, or (2) any venture capital investor, financial institution or any similar passive investor, and (y) in no event shall a Change in Control be deemed to include the issuance by Focal of equity to the public through a public offering or offerings.

      (o)   "Claims" shall have the meaning set forth in Section 7(g)(i).

      (p) "Clinical Trials" shall mean that portion of the clinical development program which generally provides for the introduction into humans of a product or formulation with the purpose of establishing the safety and/or efficacy for the desired claims and indications.

      (q) "Commercial Use" shall mean, with respect to any Product, the sale by Ethicon, its Affiliates, licensees and/or assignees to independent third parties or to an Affiliated Distributor.


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      (r)   [*]

      (s)   Conversion Right" shall have the meaning set forth in Section
            3(d)(ii).

      (t) "Delivery System" shall mean the devices, other than a Light System, developed or obtained by Focal and/or Ethicon that are to be used in the delivery of a Hydrogel Formulation (including but not limited to syringes, syringe extensions, flow-through brushes and other components).

      (u) "Delivery System 1" shall mean the Delivery System that is specified in [*]

      (v) "Direct Costs" shall mean the cost of manufacture inclusive of materials, direct labor, transport costs and an appropriate allocation of production, warehousing, administration and technical service overheads calculated in accordance with generally accepted accounting practices.

      (w) "Dural Sealant Formulation" shall mean the Hydrogel Formulation that is specified in [*]

      (x) "Dural Sealant Product" shall mean a product that consists of the Dural Sealant Formulation and Delivery System 1.

      (y)   "EPC States" shall have the meaning set forth in Section 6(a)(i)(B).

      (z) "Ethicon Delivery System" shall mean a Delivery System developed or obtained by Ethicon that is to be used in the delivery of any Hydrogel Formulation.

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      (aa)  "Ethicon Inventions" shall have the meaning set forth in Section
            6(c)(ii).

      (bb)  "Ethicon Offer" shall have the meaning set forth in Section
            3(e)(iii).

      (cc)  [*]

      (dd) "Ethicon Standards" shall have the meaning set forth in Section 7(b)(ii)

      (ee) "E.U." shall mean the European Union, as recognized as of the date of this Agreement.

      (ff)  "Event of Default" shall have the meaning set forth in Section 8(f).

      (gg) "Event of Force Majeure" shall have the meaning set forth in Section 9(h)(i).

      (hh) "Existing Patents" shall mean Patents which exist or have been applied for as of the date of this Agreement.

      (ii) "FDA" shall mean the U.S. Food and Drug Administration, or any successor agency thereto.

      (jj) "Field" shall mean (i) all human intraoperative surgical sealing of air and fluid leaks using any Hydrogel Polymer and (ii) [*] provided, however, that the Field shall not include (A) the use of any Hydrogel Polymer solely for purposes of drug delivery (it being understood that drug delivery does not include medicated devices or medical devices which are being promoted and sold as sealants), and
            (B) the use of any Hydrogel Polymer for the prophylaxis, treatment and/or inhibition of restenosis and/or stenosis.

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      (kk)  "First Commercial Sale" shall mean, with respect to a country, the earlier of (i) the date on which Ethicon first sells a Product to a third party in such country in the Territory pursuant to this Agreement and (ii) the date that is six (6) months after the date on which a Product receives Regulatory Approval in such country in the Territory.

      (ll) "Focal Counter Offer" shall have the meaning set forth in Section 3(e)(iv).

      (mm) "Focal Delivery System" shall mean a Delivery System, other than Delivery System 1 or the VATS Delivery System, developed or obtained by Focal that is to be used in the delivery of any Hydrogel Formulation.

      (nn)  "Focal Inventions" shall have the meaning set forth in Section
            6(c)(i).

      (oo)  "Focal Patent Application" shall have the meaning set forth in
            Section 6(a)(i).

      (pp) "Force Majeure Notice" shall have the meaning set forth in Section 9(h)(i).

      (qq) "Gastrointestinal Sealant Candidate" shall have the meaning set forth in Section 4(b)(iv)(A).

      (rr)  "Gastrointestinal Studies" shall have the meaning set forth in
            Section 4(b)(iv)(A).

      (ss)  "Holding Company" shall have the meaning set forth in Section 1(c).

      (tt) "Hydrogel Formulation" shall mean the combination at specified ratios and concentrations of a Hydrogel Polymer and, if applicable, any solvents, initiators, stabilizers, excipients and any other ingredients contained within a formulation.


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      (uu)  [*]

      (vv) "Improved Formulation" shall mean a Hydrogel Formulation that (a) is not the Lung Sealant Formulation or the Dural Sealant Formulation but comprises the Hydrogel Polymer contained in the Lung Sealant Formulation or the Dural Sealant Formulation, (b) does not contain a biologically active ingredient (e.g.. a drug or medication), and (c) is developed by Focal during the term of this Agreement to replace the Lung Sealant Formulation or the Dural Sealant Formulation.

      (ww) "Improved Product" shall mean any product that consists of (a) the Lung Sealant Formulation or the Dural Sealant Formulation and a Focal Delivery System or an Ethicon Delivery System, or (b) an Improved Formulation and Delivery System 1, the VATS Delivery System, a Focal Delivery System or an Ethicon Delivery System.

      (xx) "Infringement Claim" shall have the meaning set forth in Section 6(b)(i).

      (yy) "Infringement Notice" shall have the meaning set forth in Section 6(b)(ii)(A).

      (zz) "Infringement Suit" shall have the meaning set forth in Section 6(b)(i)(C).

      (aaa) "Initial Forecast" shall have the meaning set forth in Section 7(h).

      (bbb) "Initial Product" shall mean (a) the Lung Sealant Product and/or (b) the Dural Sealant Product.

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      (ccc) "Joint Inventions" shall have the meaning set forth in Section
            6(c)(iii).

      (ddd) "Joint Invention Patent(s)" shall have the meaning set forth in
            Section 6(c)(iii).

      (eee) "Know-How" shall mean all know-how, including the Manufacturing Technology, owned, controlled or acquired by Focal at any time prior to or during the term of this Agreement, including without limitation, processes, techniques, methods, products, software (including the source code related thereto), components, apparatuses, or chemical materials and other materials and compositions, which (i) is related to any of the Products or (ii) may be necessary to enable Ethicon to manufacture, develop, use or sell the Products.

      (fff) [*]

      (ggg) "Lung Sealant Formulation" shall mean the Hydrogel Formulation that is specified in [*]

      (hhh) "Lung Sealant Product" shall mean a product that consists of the Lung Sealant Formulation and Delivery System 1.

      (iii) "Manufacturing Plan" shall have the meaning set forth in Section 7(b)(i).

      (jjj) "Manufacturing Standards" shall have the meaning set forth in
            Section 7(b)(ii).

      (kkk) "Manufacturing Technology" shall mean, with respect to each Product, the know-how, technical specifications, instructions, processes and other intellectual property and information that (i) is owned, controlled or acquired by Focal at any time prior to or during the term of this Agreement, and (ii) is used or related to the manufacture of

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            such Product including, but not limited to, good manufacturing procedures (such as FDA good manufacturing practices) and good laboratory procedures, all such material to be in sufficient clarity and detail to enable it to be followed by a skilled person.

      (lll) "NAFTA" shall mean all of the United States, Canada and Mexico (including any territories or possessions thereof), as the same shall exist on the date of this Agreement.

      (mmm) "Net Sales" shall mean, with respect to any Product, the amount derived by Ethicon, its Affiliates, licensees and assignees from the sale of such Product to independent third parties and/or to any Affiliate of Ethicon acting as a distributor and/or wholesaler (an "Affiliated Distributor"), in each case after (i) subtracting all normal and customary discounts of any type or nature which are provided solely in connection with such Product (such as cash discounts, volume discounts, rebates, marketing subsidies and credits), and (ii) taking into account all authorized returns of such Product, provided, however, that in the case of sales or other transfers to an Affiliated Distributor, such sales or transfers shall, for the purpose of determining Net Sales, be deemed to be the fair market value of such sales or transfers, where the fair market value shall be determined from the sales of similar volumes of similar Products to independent third parties. The parties understand and agree that in calculating any royalties on Net Sales payable by Ethicon under this Agreement, such calculations shall be based upon either (A) sales or other transfers to independent third parties, or (B) sales or other transfers to Affiliated Distributors, but not both.

            In the event that a Product is sold in the form of a combination product, the amount invoiced for such Product shall be deemed to be the invoiced price of such Product as if sold separately by Ethicon, its Affiliates, licensees or assignees.

      (nnn) "Net Selling Price" shall have the meaning set forth in Section 7(c)(ii)(E)(1).


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      (ooo) "New Controlling Holder" shall have the meaning set forth in Section
            1(n).

      (ppp) "New Product" shall mean any product that (a) consists of a Hydrogel Formulation with or without a Delivery System, (b) is not an Initial Product or an Improved Product or a VATS Product, and (c) is developed by Focal or jointly by the parties pursuant to this Agreement for use in the Field in the Territory.

      (qqq) "New Product Programs" shall have the meaning set forth in Section 4(b)(vii).

      (rrr) "Notice Quarter" shall have the meaning set forth in Section 7(l)(ii)(B).

      (sss) "Notification" shall have the meaning set forth in Section 3(e)(ii).

      (ttt) "Patent(s)" shall mean (i) all the patents and applications for patents, if any, that are identified in [*] any applicable foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions and renewals thereof, and any amendments and modifications thereto, and all patents which may be granted thereon, and all reissues, reexaminations, extensions, patents of addition and patent of importation thereof, (ii) any patent application which is owned or otherwise controlled by Focal and is related to or based on any Know-How that is developed during the term of this Agreement, and any division, continuation or continuation-in-part of any such application and any patent which shall issue based on such application, divisional, continuation or continuation-in-part, and any patent which is a reissue or extension thereof or a patent of addition to any such patent, and (iii) all patent applications and patents which are owned or otherwise controlled by Focal and which, but for the license granted herein, the manufacture or sale of a Product would infringe a Valid Claim.

      (uuu) "PCT" shall have the meaning set forth in Section 6(a)(i)(A).

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      (vvv) "Prime Rate" shall mean the highest Prime Rate of interest as quoted in U.S. edition of The Wall Street Journal from time to time.

      (www) "Product" shall mean (a) the Initial Products, (b) Improved Products, (c) VATS Products, or (d) New Products.

      (xxx) "Purchase Price" shall mean the price paid by Ethicon to Focal for a Product manufactured by or for Focal and supplied to Ethicon pursuant to Section 7.

      (yyy) "Regulatory Approval" shall mean, with respect to any country, filing for and receipt of all regulatory agency registrations and approvals (including, but not limited to, approvals of all final Product labelling) required for the marketing and sale of a Product for the indication for which it is being marketed in such country. With respect to the E.U., Regulatory Approval shall mean CE- Mark certification for sale of the Product within all the applicable E.U. countries.

      (zzz) "Regulatory Filings" shall mean all applications, filings, materials, studies, data and documents of any nature whatsoever (including any supporting information related thereto) filed with, or prepared in connection with, any Regulatory Approval process in any country or territory.

     (aaaa) "Requirements for Full Royalty" shall have the meaning set forth in
            Section 6(d)(i)(A).

     (bbbb) "Sales Threshold" shall have the meaning set forth in Section 3(d)(ii).

     (cccc) "Secondary Facilities" shall have the meaning set forth in Section 7(b)(i).

     (dddd) "Specifications" shall have the meaning set forth in Section
            7(a)(ii)


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     (eeee) "Territory" shall mean the entire world, excluding only NAFTA.

     (ffff) "Trigger Date" shall have the meaning set forth in Section 3(d)(ii).

     (gggg) "Triggering Event shall have the meaning set forth in Section 7(1)(ii)(A).

     (hhhh) "Unremedied Facilities Deficiency" shall have the meaning set forth in Section 7(b)(ii).

     (iiii) "UT Agreement" shall mean that certain patent and technology agreement between Focal (formerly known as Pegas) and the Board of Regents of the University of Texas System dated as of June 11, 1992 with respect to Hydrogel Polymers.

     (jjjj) "Valid Claim" shall mean any claim in (a) any unexpired patent which has not been held invalid by a non-appealed or unappealed decision by a court or other appropriate body of competent jurisdiction, or (b) any patent application that is filed in good faith and is pending in any national or regional patent office.

     (kkkk) [*]

     (llll) [*]

     (mmmm) [*]

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                                     SECTION 2

                                    DISCLOSURES

Focal expressly understands and acknowledges that Ethicon is currently and in the future will evaluate and/or pursue other business opportunities and products for the medical sealant, adhesive and adhesion prevention markets. Ethicon in its sole discretion may participate in these markets alone or in other business or research arrangements with third parties, both now and during the term of this Agreement. Focal acknowledges that the consideration contemplated by this Agreement, including but not limited to, the financial considerations and the other obligations to be undertaken by Ethicon as specified in this Agreement, is complete and adequate consideration for Focal entering this Agreement.

                                     SECTION 3

                      DISTRIBUTION AND LIMITED LICENSE RIGHTS

      (a)   Grant of Rights.

            (i) Subject to the terms and conditions of this Agreement, Focal hereby grants to Ethicon (A) an exclusive right and license, under Patents and Know-How, to use (including the undertaking of development work and the seeking of Regulatory Approval, all as contemplated herein), market, advertise, promote, distribute and sell the Products in the Field throughout the Territory and (B) a right and license, under Patents and Know-How, to make and have made the Products in the Field, solely in accordance with the provisions of Section 7(l).

            (ii) Ethicon shall have the right to grant sublicenses to any Affiliate or to any third party with respect to any rights conferred upon Ethicon under this Agreement; provided, however, that any sublicense shall be subject in all respects to the same terms, conditions and provisions contained in this Agreement; and provided further, however, that Ethicon shall not be entitled to sub-license in its entirety Ethicon's rights and obligations under this Agreement (other than where Ethicon has exercised its rights to manufacture Products pursuant to this Agreement or


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            in connection with a permitted assignment of this Agreement), such sub-licensing being restricted to those countries in the Territory where it is commercially desirable or necessary to sell the Products through a third party or parties.

      (b)   Exclusivity Provisions.

            (i) During the term of this Agreement and except as specifically permitted in this Agreement, Focal shall not:

                  (A) with respect to the Territory, grant or license to or otherwise permit any third party to (a) use, make, have made, lease, sell or otherwise commercialize the Products in the Field or (b) use the Know-How to make, have made, use, lease or sell or otherwise commercialize any product that competes with the Products in the Field; and

                  (B) with respect to the Territory, (a) use, make, have made lease, sell or otherwise commercialize the Products in the Field or (b) use the Know-How to make, have made, use, lease or sell or otherwise commercialize any product that competes with the Products in the Field.

                        As used in subsections (A) and (B) above, the phrase "competes with the Products" shall not be deemed to refer to the occasional and sporadic off-label use of products in the Field.

            (ii) Except as may be contemplated by this Agreement, Focal shall cooperate with Ethicon and take all actions reasonable and appropriate to prohibit and prevent third parties, including any licensee of Focal, from making, using, leasing or selling any, product which uses the Know-How which is obtained from or through Focal in competition with any Product in the Field, including, without limitation, the termination of licenses and contract rights.

            (iii) Except as may be contemplated by this Agreement, Focal shall not, with respect to any products which use the Know-How, place on such product or its packaging any CE mark obtained in connection with or related to any Product, or allow any such

                  CE mark to be placed thereon, either by Focal or by any third party.

      (c)   UT Agreement and Rights.

            (i) Focal shall, at its own expense, take all such actions and proceedings as shall be necessary to ensure that the UT Agreement remains in force and effect and that Focal's rights under the UT Agreement to the Know-How (to the extent such rights are granted under the UT Agreement) shall remain in full force and effect. In the event that Focal fails to take any such actions and proceedings, Ethicon shall have the right to require that Focal take, and Focal agrees to take all such actions as Ethicon shall reasonably deem necessary or desirable in order to ensure that the UT Agreement remains in force and effect and that Focal's rights under the UT Agreement to the Know-How shall remain in full force and effect, including, but not limited to, the execution and filing of any court-related filings and documents, the pursuit of injunctive proceedings, and any similar measures. If the Board of Regents of the University of Texas System gives Focal notice under Article 4.6 of the UT Agreement, Focal shall decide in 90 days whether to undertake reasonable efforts to sponsor research toward developing such PRODUCT ( as defined in the UT Agreement). If Focal decides not to undertake such development, Focal should inform Ethicon of such notification and allow Ethicon to pursue its rights to proceed with said development.

            (ii) Focal shall, within five business days after notice thereof, provide written notice to Ethicon of any challenges or claims with respect to the UT Agreement, or alleged breaches under the UT Agreement.

            (iii) Focal shall not allow or agree to any amendment, waiver or modification to the UT Agreement (which amendment, waiver or modification restricts, modifies or limits in any way Ethicon's rights under this Agreement) without the prior written consent of Ethicon.

      (d)   Obligations of Ethicon.


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            (i)   Upon receipt of all necessary and appropriate Regulatory
                  Approvals, Ethicon shall, in a manner generally consistent with the manner in which Ethicon markets and sells its own products, market and sell either (A) one Product for at least two (2) different indications, or (B) at least two (2) different Products, in either case, as applicable, for use as human surgical sealants in the Field pursuant to this Agreement.

            (ii) In the event that (A) after the date of the fifth anniversary of the First Commercial Sale of the first Product in the E.U. (the "Trigger Date"), Ethicon sells a Competing Product in either the E.U. or Japan and (B) it can be reasonably demonstrated that the aggregate Net Sales in the Territory for all the Products decrease by the Sales Threshold as a direct result of Ethicon's sale of such Competing Product, then Focal shall have the right to convert (the "Conversion Right") the rights and licenses granted to Ethicon pursuant to Section 3(a) into co-exclusive (as to Focal only, acting directly or indirectly through a distributor) rights, provided that the Conversion Right shall not be applicable to [*]. For purposes of this paragraph, the term "Sales Threshold" shall mean the decrease, in any calendar year which commences on or after the Trigger Date, in the aggregate Net Sales of all three products by an amount greater than [*] when compared to the Net Sales for the immediately previous calendar year. Exercise of the Conversion Right by Focal shall be made in writing upon no less than thirty (30) days prior notice to Ethicon. Upon exercise of the Conversion Right, (A) with respect to Products that are not supplied by Focal pursuant to Section 7, any royalty that Ethicon is obligated to pay Focal pursuant to
                  Section 6(d) on the sale in the Territory of Products other than [*]) shall be reduced by [*] and (B) with respect to Products that are supplied by Focal pursuant to
                  Section 7, the Purchase Price that Ethicon is obligated to pay Focal pursuant to Section 7(c)(ii) for Products (other than [*]) shall be reduced by an amount equal to [*], if any, that Ethicon would be obligated to pay Focal per unit of such Product pursuant to Section 6(d) (exclusive of any reduction pursuant to this Section 3(d)(ii)), but for the fact that Focal is supplying such Product to Ethicon pursuant to Section 7.

      (e)   [*]

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                                        [*]



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                                        [*]



                                    SECTION 4

                      DEVELOPMENT AND REGULATORY PROCEDURES

      (a)   Advisory Board.

            (i) Advisory Board Composition. The parties agree to form an advisory board made up Of not more than four (4) individuals each from Focal and Ethicon, which shall include Focal's President and a Vice President of Ethicon (the "Advisory Board"). The Advisory Board will meet from time to time to discuss the development and regulatory programs for the Products. The location, time and length of such meetings shall be agreed to by the parties. The Advisory Board shall alternate the location of its meetings between the facilities of each of the parties or by mutual agreement meet at either facility or telephonically. Meetings of the Advisory Board shall be held at least as frequently as once per calendar quarter.

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            (ii) Advisory Board Responsibilities. The Advisory Board role shall include (A) evaluating and determining which products to develop,
            (B) reviewing the progress of the development of Products, (C) reviewing the seeking of Regulatory Approval for the Products in the Territory, (D) reviewing the expenditure of funding on all development work by Focal under this Agreement, (E) discussing a marketing strategy for NAFTA and the Territory with a goal to avoid inconsistencies in the marketing of Products, and (F) reviewing the initial marketing, selling and distribution plans for each Product in the Territory.

            (iii) Reports, Etc. Each party shall be responsible for submitting appropriate reports to the Advisory Board with respect to the progress of those aspects of the development of Products and/or the Regulatory Approval progress of Products for which it has responsibility. Such reports shall be submitted not less frequently than quarterly outlining the progress of such party, and identifying any significant issues which require the attention of the Advisory Board.

      (b)   Development and Regulatory Approvals

            (i)   Lung Sealant Product.

                  (A) Focal shall, at its own expense and with the reasonable cooperation of Ethicon, conduct those preclinical studies and Clinical Trials, and undertake such product development work, process development work and other steps and actions, including preparation of documentation and applications, as shall be reasonably necessary to obtain, in as prompt a fashion as is reasonably practicable, Regulatory Approval in the E.U. of the Lung Sealant Product [*]. Although Focal shall have the responsibility for conducting such work, it shall give adequate and due consideration to Ethicon's concerns and priorities in connection with such process. As part of such work, Focal shall (1) develop a preclinical prototype [*] and (2) evaluate a [*] comprising such precinical prototype [*] System in a relevant animal model.


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                  (B)   Copies of all Regulatory Filings made by Focal in
                        connection therewith shall be provided to Ethicon within fourteen (14) days after each such submission, and Ethicon shall be permitted to use and cross-reference such Regulatory Filings, solely in connection with Ethicon's rights under this Agreement.

                  (C) Ethicon shall have responsibility for filing at its own expense and in its own name (or that of its Affiliates) The Regulatory Filings for Regulatory Approval of the Lung Sealant Product in countries in the Territory outside of the E.U. Ethicon agrees to make Regulatory Filings for Regulatory Approval of the Lung Sealant Product in the following countries: Japan, Brazil, Australia, South Africa and such other countries in the Territory outside of the E.U. as Ethicon shall determine. Such Regulatory Filings shall be conducted in accordance with Ethicon's normal and customary procedures for the submission of regulatory filings. Any Clinical Studies required in connection with such filings which are in addition to those Clinical Trials which are required to be conducted for purposes of U.S. Regulatory Approval or CE marking shall be done at the expense of Ethicon. Copies of all such Regulatory Filings by Ethicon shall be provided to Focal within fourteen (14) days after each such submission. Focal shall provide to Ethicon all such assistance and information as shall be reasonably necessary for Ethicon to make such Regulatory Filings.

            (ii)  Dural Sealant Product.

                  (A) Focal shall, at its own expense and with the reasonable cooperation of Ethicon, conduct those preclinical studies and Clinical Trials, and undertake such product development work, process development work and other steps and actions, including preparation of documentation and applications, as shall be reasonably necessary to obtain, in as prompt a fashion as is reasonably practicable, Regulatory Approval in the E.U. of the Dural Sealant Product [*]. Although Focal shall have the responsibility for conducting such work, it shall give adequate and due consideration to

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                        Ethicon's concerns and priorities in connection with
                        such process.

                  (B) Copies of all Regulatory Filings made by Focal in connection therewith shall be provided to Ethicon within fourteen (14) days after each such submission, and Ethicon shall be permitted to use and cross-reference such Regulatory Filings, solely in connection with Ethicon's rights under this Agreement.

                  (C) Ethicon shall have responsibility for filing at its own expense and in its own name (or that of its Affiliates) the Regulatory Filings for Regulatory Approval of the Dural Sealant Product in countries in the Territory outside of the E.U. Ethicon agrees to make Regulatory Filings for Regulatory Approval of the Dural Sealant Product in the following countries: Japan, Brazil, Australia, South Africa and such other countries in the Territory outside of the E.U. as Ethicon shall determine. Such Regulatory Filings shall be conducted in accordance with Ethicon's normal and customary procedures for the submission of regulatory filings. Any Clinical Studies required in connection with such filings which are in addition to those Clinical Trials which are required to be conducted for purposes of U.S. Regulatory Approval or CE marking shall be done at the expense of Ethicon. Copies of all such Regulatory Filings by Ethicon shall be provided to Focal within fourteen (14) days after each such submission. Focal shall provide to Ethicon all such assistance and information as shall be reasonably necessary for Ethicon to make such Regulatory Filings. Although Ethicon shall have the responsibility for obtaining such Regulatory Approvals, it shall give adequate and due consideration to Focal's concerns in connection with such process.

            (iii) Cardiovascular Sealant.

                  (A) Focal shall, at its own expense and with the cooperation and reasonable assistance of Ethicon, conduct those animal studies (the "Cardiovascular Studies") as shall be necessary to evaluate the effectiveness [*]

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                        [*]

                  (B) Within sixty (60) days after the completion of the Cardiovascular Studies, the Advisory Board shall review such studies and determine whether further development work in connection with the Cardiovascular Sealant Candidate should be undertaken. In the event that the members of the Advisory Board agree that further development work in connection with the Cardiovascular Sealant Candidate should be undertaken, the Advisory Board shall determine (1) which additional studies should be undertaken in order to obtain sufficient information to initiate Clinical Trials in the E.U. and in Japan, and (2) how to proceed with the seeking of Regulatory Approval for the Cardiovascular Sealant Candidate as a Product in the Territory. Ethicon, at its own expense, shall have the responsibility for conducting the requisite development work and for obtaining Regulatory Approval for the Cardiovascular Sealant Candidate in the Territory; provided, however, that Ethicon may, upon agreement by Focal, utilize Focal's services for the performance of selected development work, such development work to be provided at cost by Focal. In the event that the members of the Advisory Board agree that further development in connection with the Cardiovascular Sealant Candidate should not be undertaken but that the parties should consider a program to develop a New Product for use as an intraoperative surgical sealant in cardiovascular surgery (an "Alternate Cardiovascular Sealant Candidate"), then the parties shall discuss in good faith the initiation of such program in accordance with the provisions set forth in Section 4(b)(vii). In the event that the parties have not agreed to initiate a development program with respect to the Cardiovascular Sealant Candidate or an Alternate Cardiovascular Sealant Candidate within [*] after completion of the Cardiovascular Studies, then Ethicon shall be entitled, in its sole and unfettered discretion and at its own expense, to undertake its own preclinical development, clinical development, Regulatory Approval and/or commercialization program with respect to the Cardiovascular Sealant Candidate in the Territory, and Focal shall be under no obligation to participate in such program. Ethicon shall (1) have all

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                        rights to use Patents and Know-How for the sole purpose
                        of undertaking any such Ethicon program(s) with respect to a Cardiovascular Sealant Candidate in the Territory,
                        (2) provide the Advisory Board with such information as shall be necessary to enable the Advisory Board to fulfill its responsibilities with respect to such Cardiovascular Sealant Candidate under Section 4(a)(ii), and (3) be obligated to pay Focal (i) the Purchase Price of such Cardiovascular Sealant Candidate pursuant to
                        Section 7, if such Product is being supplied by Focal, or (ii) if Focal is not supplying such Product to Ethicon, royalties on the sales of such Cardiovascular Sealant Candidate in the Territory pursuant to Section 6(d).

            (iv)  Gastrointestinal Sealant.

                  (A) Focal shall, at its own expense and with the cooperation and reasonable assistance of Ethicon, conduct those animal studies (the "Gastrointestinal Studies") as shall be necessary to evaluate the effectiveness of [*]

                  (B) Within sixty (60) days after the completion of the Gastrointestinal Studies, the Advisory Board shall review such studies and determine whether further development work in connection with the Gastrointestinal Sealant Candidate should be undertaken. In the event that the members of the Advisory Board agree that further development work in connection with the Gastrointestinal Sealant Candidate should be undertaken, the Advisory Board shall determine (1) which additional studies should be undertaken in order to obtain sufficient information to initiate Clinical Trials in the E.U. and in Japan, and (2) how to proceed with the seeking of Regulatory Approval for the Gastrointestinal Sealant Candidate as a Product in the Territory. Ethicon, at its own expense, shall have the responsibility for conducting the requisite development work and for obtaining Regulatory Approval for the Gastrointestinal Sealant Candidate in the Territory; provided, however, that Ethicon may, upon agreement by

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                  Focal, utilize Focal's services for the performance of
                  selected development work, such development work to be provided at cost by Focal. In the event that the members of the Advisory Board agree that further development in connection with the Gastrointestinal Sealant Candidate should not be undertaken but that the parties should consider a program to develop a New Product for use as an intraoperative surgical sealant in gastrointestinal surgery (an "Alternate Gastrointestinal Sealant Candidate"), then the parties shall discuss in good faith the initiation of such program in accordance with the provisions set forth in Section 4(b)(vii). In the event that the parties have not agreed to initiate a development program with respect to the Gastrointestinal Sealant Candidate or an Alternate Gastrointestinal Sealant Candidate within [*] after completion of the Gastrointestinal Studies, then Ethicon shall be entitled, in its sole and unfettered discretion and at its own expense, to undertake its own preclinical development, clinical development, Regulatory Approval and/or commercialization program with respect to the Gastrointestinal Sealant Candidate in the Territory, and Focal shall be under no obligation to participate in such program. Ethicon shall (1) have all rights to use Patents and Know-How for the sole purpose of undertaking any Ethicon programs(s) with respect to a Gastrointestinal Sealant Candidate in the Territory, (2) provide the Advisory Board with such information as shall be necessary to enable the Advisory Board to fulfill its responsibilities with respect to such Gastrointestinal Sealant Candidate under Section 4(a)(ii), and
                  (3) be obligated to pay Focal (i) the Purchase Price of such Gastrointestinal Sealant Candidate pursuant to Section 7, if such Product is being supplied by Focal, or, (ii) if Focal is not supplying such Product to Ethicon, royalties on the sales of such Gastrointestinal Sealant Candidate in the Territory pursuant to Section 6(d).

            (v)   Anti-Adhesion Products.

                  (A)   [*]

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                  (B)   [*]


                  (C)   [*]

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                        [*]


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            (vi)  Improved Products. Provided that Ethicon (A) has not abandoned the development, marketing and/or sale in the Territory of the Lung Sealant Product and the Dural Sealant Product, and (B) has not caused an Event of Default, Ethicon shall have the right to develop, market and sell the Improved Products, if any, under substantially equivalent terms and conditions as those that apply to the Initial Products; provided, that Ethicon shall bear all of the expense of conducting any, preclinical and clinical development, and of obtaining the Regulatory Approvals, required to commercialize any such Improved Products in the Field in the Territory.

            (vii) New Products. The Advisory Board shall meet no less frequently than once every six (6) months to discuss programs utilizing the Know-How to develop New Products ("New Product Programs"). Either Ethicon or Focal may propose New Product Programs. The Advisory Board shall be responsible for developing plans, time lines and budgets for any New Product Program, and obtaining the required approvals to initiate such program. Although each New Product Program shall be discussed and agreed to on an individual basis, each such program shall follow these general guidelines:

                  (A) Development of Hydrogel Polymers and Hydrogel Formulations. Focal shall at all times be exclusively responsible for the technical development of Hydrogel Polymers and Hydrogel Formulations.

                  (B) Development of Delivery Systems; Preclinical Studies; Clinical Studies; Regulatory Approval. Focal and Ethicon shall agree on the division of labor appropriate for the development of Delivery Systems, the conduct of preclinical and clinical studies, and the pursuit of Regulatory Approval.

                  (C)   Development Funding.

                        1. New Product Programs that are approved by the Advisory Board shall be funded as follows:

                              (a)   [*] for New Product Programs that are

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                                    intended to develop Products that shall be
                                    marketed and sold in the Territory and
                                    NAFTA, or

                              (b)   [*] for New Product Programs that are
                                    intended to develop Products that shall be marketed and sold only in the Territory.

                        2. For development work conducted by Focal and funded by Ethicon, Ethicon shall pay to Focal an amount to be agreed upon by the parties, intended to cover the direct and indirect expenses incurred by Focal in the conduct of a New Product Program.

                  (D) Commercial Terms. Excluding the development funding set forth above, the general commercial terms for Initial Products shall also apply to New Products. The parties agree, however, to negotiate in good faith a Purchase Price and royalty rate for New Products which (a) reflect the cost of manufacture of such New Product relative to the projected commercial selling price and
                        (b) reasonably approximate the relative margins contemplated for the, Initial Products.

           (viii) Japan Regulatory Approval. Ethicon shall, at its own expense and with the cooperation and reasonable assistance of Focal, prepare such documentation and applications, and undertake such other steps and actions, as shall be reasonably necessary to obtain Regulatory Approval in Japan of the Lung Sealant Product and the Dural Sealant Product. Copies of all Regulatory Filings made by Ethicon in connection therewith shall be provided to Focal within fourteen (14) days after each such submission. Ethicon shall use reasonable efforts to file for such Regulatory Approval for (A) the Lung Sealant Product within [*] after the date that Focal submits the clinical portion required for Regulatory Approval for such Product in the E.U. and (B) the Dural Sealant Product within [*] after the date that Focal submits the clinical portion required for Regulatory Approval for such Product in the E.U.; provided, however, that the dates for filing in Japan set forth in (A) and (B) above are subject to adjustment by mutual agreement of the parties [*]

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                  [*] In the event that Ethicon does not file for Regulatory
                  Approval in Japan for (1) the Lung Sealant Product within the time period set forth in (A) above, and/or (2) the Dural Sealant Product within the time period set forth in (B) above, then (a) Focal shall have the fight to terminate the rights and licenses granted to Ethicon pursuant to Section 3(a) with respect to the Lung Sealant Product and/or the Dural Sealant Product, as the case may be, in Japan, and (b) Ethicon shall provide Focal with all pre-clinical, clinical and regulatory data and materials that Ethicon owns or otherwise controls that relate to the applicable Product and are useful in obtaining Regulatory Approval for such Product in Japan and shall grant Focal the right to utilize such pre-clinical, clinical and regulatory data and materials to the extent necessary to obtain such Regulatory Approval.

            (ix)  Failure by Focal to Pursue E.U. Regulatory Approvals.

                  (A) Ethicon's Right to Pursue Regulatory Approval. If (1) Focal ceases active pursuit of Regulatory Approval for the Lung Sealant Product or does not receive CE marking for such Product [*], or (2) Focal ceases active pursuit of Regulatory Approval for the Dural Sealant Product or does not receive CE marking for such Product in the [*] then Ethicon shall be given notice of such event by Focal and Ethicon shall be entitled to take such steps and actions as shall be necessary to obtain such Regulatory Approval; provided, however, that the dates, set forth in (1) and (2) above are subject to adjustment by mutual agreement of the parties [*] Ethicon's exercise of its right to pursue Regulatory Approval for a given Initial Product in no way relieves Focal of its obligations to pursue Regulatory Approval for any other Initial Product under this Agreement, nor does Ethicon's exercise of such rights for a given Initial Product cause the provisions of subsection (B) below to apply to any other Initial Product.

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                  (B)   Consequences. In the event that Ethicon exercises its
                        right to pursue Regulatory Approval in the E.U. for the Lung Sealant Product and/or the Dural Sealant Product, then

                        1. if Focal is supplying such Product(s) to Ethicon pursuant to Section 7 and, but for the fact that Focal is supplying such Product(s), Ethicon would be obligated to pay a royalty to Focal on the sale of such Product(s) in the E.U. pursuant to Section 6(d), then the Purchase Price for such Product(s) shall be (a) for such Product(s) purchased prior to the second anniversary of the First Commercial Sale of such Product(s), the price set forth in
                              Section 7(c)(ii)(A)(1), except that such price shall be based upon [*] of the Net Selling Price of such Product(s) [*] and (b) for such Product(s) purchased on or after such second anniversary, [*] of the Net Selling Price of such Product(s), but in no event less than [*] per unit of such Product(s);

                        2. if Focal is supplying such Product(s) to Ethicon pursuant to Section 7 but Ethicon would not be obligated to pay a royalty to Focal on the sale of such Product(s) in the E.U. pursuant to Section 6(d) if Focal was not supplying such Product(s), then the Purchase Price for such Product(s) shall be (a) for such Product(s) purchased prior to the second anniversary of the First Commercial Sale of such Product(s), the price set forth in Section 7(c)(ii)(A)(1), except that such price shall be based upon [*] of the Net Selling Price of such Product(s) [*] and (b) for such Product(s) purchased on or after such second anniversary, [*] of the Net Selling Price of such Products(s), but in no event less than [*] per unit of such Product(s); and

                        3. if Focal is not supplying such Product(s) to Ethicon pursuant to Section 7 and Ethicon is obligated to pay a royalty to Focal on the sale of such Product(s) in the E.U. pursuant to Section 6(d), then the royalty payable

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                              to Focal shall equal [*] of the Net Selling Price
                              of such Product(s).

                        In the event that Ethicon exercises its right to pursue Regulatory Approval in the E.U. for a Product pursuant to this Section 4(ix), Ethicon shall be entitled to deduct from the Purchase Price for units of such Product or from the royalty payable to Focal on the sale of units of such Product, as the case may be, any reasonable costs that Ethicon incurs in obtaining such Regulatory Approval.

            (x) U.S. Regulatory Approval. Focal shall use diligent efforts, acting either by itself, through a clinical research organization or, subject to the [*] with one or more third parties, to pursue and obtain Regulatory Approval for the Initial Products in the US. in as prompt a fashion as reasonably possible. If Focal ceases active pursuit of Regulatory Approval for an Initial Product in the U.S., then Focal shall immediately notify Ethicon of such cessation and, if it can be reasonably demonstrated that a failure to obtain such Regulatory Approval is likely to have a material adverse effect on Ethicon's rights in the Territory with respect to any Initial Product, Ethicon shall, upon such cessation, be entitled to take such steps and actions as shall be necessary to obtain such Regulatory Approval. Focal acknowledges that Ethicon's right to pursue Regulatory Approval for such Initial Product in the U.S. in no way relieves Focal of its obligations to pursue Regulatory Approval in the Territory for the Products in the manner required by this Agreement.

            (xi) Product Labeling. The parties acknowledge that the Products sold in the Territory shall bear labels which prominently display the name of Ethicon or its designated Affiliate. Focal agrees that it shall provide such reasonable cooperation and assistance to Ethicon as shall be necessary for Ethicon to obtain any CE marking in its own name for any of the Products to the extent necessary either (A) to enable the Products to include the labeling set forth in the preceding sentence, or
                  (B) to enable Ethicon to effectively market the Products in the E.U. (as shall be mutually agreed upon by the parties).

      (c) Training. Focal, if requested, shall be responsible for providing training on the Products to Ethicon's sales personnel. In addition, Focal shall provide technical

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            support at all customer conventions. Such training and support shall be at levels and times reasonably agreed between the parties from time to time and shall be at Ethicon's cost. Focal shall not be obligated to provide training and support at levels beyond that which its available personnel reasonably permits.

                                   SECTION 5

                   MILESTONE PAYMENTS AND DEVELOPMENT FUNDING

      (a) Milestone Payments. In consideration of Focal entering into this Agreement, and of Focal's reaching certain milestones relating to the Products, Ethicon shall pay to Focal the following payments:

            (i) the sum of [*] due within seven (7) days of the execution of this Agreement, to reimburse Focal for past research expenditures relating to Products; and

            (ii) the sum of [*] due within fourteen (14) days after receipt by Ethicon of written verification that the Lung Sealant Product has received CE marking necessary to market, distribute and sell the Lung Sealant Product throughout the E.U.; and

            (iii) the sum of [*] due within fourteen (14) days after receipt by
                  Ethicon of written verification that the Dural Sealant Product has received CE marking necessary to market, distribute and sell the Dural Sealant Product throughout the E.U., [*]

      (b) Development Funding and Scientific Benchmark Payments. In consideration of Focal entering into this

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            Agreement, and of Focal's undertaking development activities relating to Products, Ethicon shall provide Focal with the following development funding and scientific benchmark payments:

            (i) the sum of [*] to be paid in quarterly installments of [*] each on the first business day of each calendar quarter during 1997; and

            (ii) the sum of [*] to be paid in quarterly installments of [*] each on the first business day of each calendar quarter during 1998.

                                   SECTION 6

                       PATENTS AND INVENTIONS; ROYALTIES

      (a)   Patents.

            (i) Prosecution. Focal and Ethicon agree that, with respect to any patent application, contained in Patents, that is solely owned or otherwise controlled by Focal (a "Focal Patent Application"), the obligations and expenses of patent prosecution and issuance shall be apportioned as follows:

                  (A) Focal agrees to file and to faithfully prosecute, at its Sole expense, initial United States Focal Patent Applications and any additional United States Focal Patent Applications, divisionals, continuations, continuations-in-part, reissues, reexaminations, and the like, including Patent Cooperation Treaty ("PCT") applications, but only to the extent necessary to protect the rights in the Territory granted to Ethicon under this Agreement.

                  (B) Focal shall file Focal Patent Applications at its own expense in at least Japan, Canada, the European Patent Convention states (the "EPC States"), Australia, Brazil and South Africa, unless the parties agree in writing that any such filings should not be made. In addition, Focal agrees

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                        to designate and file in such other countries as the
                        parties shall mutually agree.

                  (C) Focal shall, within twenty (20) days of mailing or receipt, provide Ethicon with copies of all future filed Focal Patent Applications and all correspondence from and to patent offices worldwide relating to both the future filed Focal Patent Applications and any issued patents based thereon, reexaminations, reissues or the like.

                  (D) If Focal does not prosecute a Focal Patent Application or obtain an issued patent based thereon, Focal shall so notify Ethicon and Ethicon shall, in its sole discretion, have the right to assume the prosecution of such Focal Patent Application in the Territory at its expense on a country by country basis for such Focal Patent Application. In the event Ethicon elects to pay such costs related to the prosecution of such Focal Patent Application and obtains an issued patent based thereon, it shall have the right to offset [*] of such costs and expenses against any royalties which become due under Section 6(d) in the country where such patent is obtained.

            (ii) Maintenance. Ethicon shall, in jurisdictions in the Territory, have the duty and responsibility to pay or reimburse Focal for all taxes, maintenance fees and annuities on all patents contained in the Patents that are solely owned or otherwise controlled by Focal.

            (iii) Patent Term Extensions. The parties agree to cooperate in order to avoid loss of any rights which may otherwise be available to the parties under the United States Drug Price Competition and Patent Term Restoration Act of 1984, to the extent necessary to protect the rights in the Territory granted to Ethicon under this Agreement, the Supplementary Certificate of Protection of the Member States of the European Community and other similar measures in any other country in the Territory. Without limiting the foregoing, Focal agrees to notify Ethicon promptly upon receipt of Regulatory Approval to market a Product in the United States and Focal agrees to timely file an application for patent extension within the sixty (60) day period following such Regulatory Approval. The same shall apply with respect to the approval by the Health


                                      -34-
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                  Authorities in a country of the E.U. or approval by the
                  appropriate authorities in any other country in the Territory.

      (b)   Infringement.

            (i) Infringement of Third Party Rights. If, as a result of the manufacture, use or sale of any Product in any country of the Territory, a third party sues, threatens to sue, or brings other action for patent infringement against Focal or Ethicon and/or any of their respective Affiliates (an "Infringement Claim"), or if either party shall become aware of third-party patent rights, Focal and Ethicon shall discuss in good faith an appropriate response to such claim and shall determine by mutual agreement an appropriate course of action.

                  (A) If an Infringement Claim exists with respect to an Initial Product or an Improved Product that comprises the Lung Sealant Formulation or the Dural Sealant Formulation, and it is jointly determined in good faith that a third-party patent poses a substantial risk to such Initial Product or Improved Product in any country in the Territory, then (1) Focal shall be responsible for obtaining such license from such third-party and shall pay all costs and fees associated with such license, and (2) Ethicon shall have the right to suspend performance of its obligations (other than payment obligations arising prior to such suspension) with respect to such Initial Product or Improved Product in the country or countries in which such Infringement Claim poses a substantial risk, such suspension right to remain in effect until Focal obtains a license from such third party or the Infringement Claim is otherwise resolved to Ethicon's satisfaction. As used above, the term "substantial risk" means that the claims of such third-party patent cover, the manufacture, use or sale of an Initial Product or Improved Product that comprises the Lung Sealant Formulation or the Dural Sealant Formulation.

                  (B) If an Infringement Claim exists with respect to a New, Product or an Improved Product that does not comprise the Lung Sealant Formulation or the Dural Sealant Formulation, and it is jointly determined to be necessary to obtain a license from such third party, Focal and Ethicon shall be jointly responsible for negotiating such license, it being understood that each shall make every effort to minimize the license fees and/or royalty payable to such third party, and each shall bear [*] of the costs and fees associated with such license. In the event that Ethicon shall be obligated to pay a license fee and/or royalty to any such third party in any country of the Territory, then Ethicon shall have the right to deduct an amount equal to [*] of such payments made by Ethicon to such third party (1) from any royalties payable to Focal on the sale of such Product in such country pursuant to Section 6(d), and (2) if Ethicon is paying a Purchase Price to Focal for such Product pursuant to
                        Section 7, from that portion of such Purchase Price equal to the royalty that would be payable to Focal pursuant to Section 6(d) if Focal were not supplying such a Product; provided, however, that in no event shall such royalty or such portion of the Purchase Price be reduced in any quarter by more than [*]. Any portion of a deduction that is not available for the quarter due to the foregoing limitation may be carried forward and deducted from payments otherwise due hereunder for subsequent quarters.

                  (C)   [*]

            (ii)  Infringement by a Third Party.

                  (A) In the event that either party suspects or discovers that there is infringement of a Patent in the Field in the Territory involving a Product by a third party, the party that suspects or discovers such infringement shall notify

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                                      -36-
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                        the other in writing to that effect (an "Infringement
                        Notice"), including with said written notice evidence establishing a case of infringement by such third party, and an identification of the jurisdictions in the Territory in which such infringement is alleged to have occurred (the "Affected Territories").

                  (B) Ethicon shall have the right, but not the obligation, to bring suit or other legal actions, in its own name and on its own behalf to the extent permitted by the law of the applicable jurisdiction, against any third party infringers of the Patents in the Affected Territories. If Ethicon undertakes such action against third party infringers, Focal shall cooperate with Ethicon to the extent necessary for the effective prosecution of such action and shall, at Focal's election, either (A) join as a party to such suit or other legal action, or (B) take such other action as may be necessary to enable Ethicon to bring such suit or other legal action. To the extent that Focal is given the capacity under the UT Agreement to take actions against third party infringers, such capacity shall be made available to Ethicon. The right of Ethicon to undertake action against third party infringers shall terminate upon (A) Ethicon notifying Focal that it is withdrawing from any legal challenge or suit of such third party infringers,
                        (B) Ethicon notifying Focal that it has resolved such alleged infringement or (C) Focal obtaining the right to bring suit in its own name in accordance with Section 6(b)(ii)(C) below.

                  (C) Ethicon shall bear all the expenses of any infringement suit either brought by it, or initiated by Focal or a Focal licensee at Ethicon's behest, and shall, with respect to any damages (i) be entitled to retain all damages or other monies awarded or received in settlement of such suit up to the amount required to cover its reasonable out-of-pocket expenses in such suit and (ii) with respect to any excess amounts, shall split such remaining amount with Focal on the following basis
                        - [*] to Ethicon, [*] to Focal. Focal and/or its Affiliates will cooperate with Ethicon in any such suit and shall have the right to consult with Ethicon and be represented by its counsel at its own expense. If, within one hundred eighty (180) days, or a shorter period if

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                        mandated by local law, from the date of delivery of the
                        Infringement Notice, Ethicon has not (A) notified Focal that it is withdrawing from any legal challenge or suit of such third party infringers, (B) notified Focal that it has resolved such alleged infringement or a discontinuance of such infringement, or (C) brought suit against the third party infringer, then Focal shall have the right, in its sole discretion, but not the obligation, to bring such suit at its own expense and in its own name, if possible. Focal shall bear all the expenses of any suit brought by it and shall, with respect to any damages, (i) be entitled to retain all damages or other monies awarded or received in settlement of such suit up to the amount required to cover its reasonable out-of-pocket expenses in such suit and (ii) with respect to any excess amounts, shall split such remaining amount with Ethicon on the following basis - [*] to Focal,[*] to Ethicon. Ethicon shall cooperate with Focal in any such suit and shall have the right to consult with Focal and be represented by its counsel at its own expense.

      (c)   Inventions

            (i) Title to any inventions or discoveries made by Focal employees or its representatives (A) without inventive contribution of Ethicon employees or agents, (B) without the use of Ethicon information which, at the time of conception or reduction to practice, constituted confidential information of Ethicon (as defined in Section 9(a)(i)), and (C) based on any Know-How related in any way to a Product and developed during Focal's performance under this Agreement ("Focal Inventions") shall belong to Focal.

            (ii) Title to any inventions or discoveries made by Ethicon employees or its representatives (A) without inventive contribution by Focal employees or agents, (B) without the use of Know-How which, at the time of conception or reduction to practice, constituted confidential information of Focal (as defined in Section 9(a)(i)), and (C) conceived and first reduced to practice under this Agreement (hereinafter, "Ethicon Inventions") shall belong to Ethicon. Ethicon may file patent application(s) for Ethicon Inventions in its own discretion and at its own expense.

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            (iii) Any inventions or discoveries (A) conceived or reduced to practice jointly by employees or agents of Focal and Ethicon or (B) reduced to practice by employees or agents of Ethicon and based on any Know-How which, at the time of such reduction to practice, constituted confidential information of Focal (as defined in Section 9(a)(i)) or (C) reduced to practice by employees or agents of Focal and based on any information which, at the time of such reduction to practice, constituted confidential information of Ethicon (as defined in Section 9(a)(i)), shall belong to Focal and Ethicon jointly (the "Joint Inventions"). Focal and Ethicon shall execute any assignments necessary to effect the distribution of ownership of joint Inventions specified in this Section 6(c)(iii). After joint Inventions are reduced to practice, each party shall have sole responsibility for filing, prosecuting and maintaining applications or patents and local counterparts thereof (the "Joint Invention Patent(s)") in its geographical area (Territory or NAFTA, respectively) as defined under this Agreement, but shall give full consideration to recommendations of the other party, including selection of attorney(s). Each party shall bear the expenses of filing, prosecution and maintenance of joint Invention Patents in its geographical area. If either party declines to file, prosecute or maintain a joint Invention Patent in a jurisdiction in its geographical area, it shall notify the other party in writing before any applicable due date or other deadline and no later than fifteen (15) days after such decision. The notified party shall have the option to file, prosecute or maintain at its expense on a country by country basis each such joint Invention Patent. In that event, the party paying all the costs and expenses shall cease to have any further obligation under this Agreement to pay a royalty to the other party on such joint Invention Patent in such country until the party recovers half the total costs and expenses of such patent filings, prosecution and maintenance.

            (iv) Each party shall require its employees or agents responsible for conducting research in performance of this Agreement to keep contemporaneous records of their results and findings in sufficient detail to document any inventions of discoveries made by such employees and agents under this Agreement in bound notebooks (which notebooks shall be reviewed and signed by a witness on a regular basis).

            (v) Focal and Ethicon will cooperate in a timely manner to prepare, review and execute patent applications and all such further papers, as may be necessary to enable the parties to protect joint Inventions by patent in any and all countries.

            (vi) Ethicon hereby agrees that it shall not, except as permitted under this Agreement, either alone or in collaboration with a third party, market and/or sell any product in the Field in NAFTA that embodies, and/or the manufacture of which utilizes, a joint Invention. Focal hereby agrees that it shall not, except as permitted under this Agreement, either alone or in collaboration with a third-party, market and/or sell any product in the Field in the Territory that embodies, and/or the manufacture of which utilizes, a joint Invention. If (A) Focal wishes to practice a patented Joint Invention in the Field in NAFTA or (B) either party wishes to practice a patented joint Invention outside the Field in NAFTA and/or the Territory, the party practicing the patented Joint Invention shall pay a royalty of [*] of the Net Sales of any product covered by a joint Invention Patent (where Net Sales is redefined for purposes of this paragraph to refer to the amount invoiced on sales of any product covered by a joint Invention Patent), unless said joint Invention is used solely by a party in fulfilling its obligations under this Agreement; provided, however, that if a party seeks to practice a patented joint Invention for which it did not pay its share of the cost and expenses, such party shall have to reimburse the party that paid the costs and expenses [*] of the costs and expenses incurred in the country or countries in which the party seeking to practice the joint Invention will make, have made, use, lease or sell any product covered by a joint Invention Patent prior to practicing the patented Joint Invention. A party practicing a joint Invention (1) shall only be obligated to pay the [*] royalty with respect to sales in those countries where the products being sold fall within a Valid Claim under an issued patent included in joint Invention Patents for such country and (2) shall not be obligated to pay an amount greater than the [*] royalties irrespective of the number of issued patents included in joint Invention Patents that cover such product.

      (d)   Royalties on Products not Manufactured by or for Focal.

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

            (i) Initial Products. In the event that Ethicon assumes the responsibility for the manufacture of an Initial Product pursuant to Section 7(1), then Ethicon shall pay to Focal on a country by country basis in the Territory the following royalties:

                  (A) a royalty of [*] of Net Sales of an Initial Product in a country, if the making, using or selling of such Initial Product by Ethicon, its Affiliates or sublicensees, in such country, (1) is covered by a Valid Claim of an issued patent included in Patents, (2) is covered by a Valid Claim of a patent application included in Patents; provided, however, that if a patent based on such application does not issue within [*] of the First Commercial Sale of such Initial Product in such country, then, commencing with the [*] Anniversary of such First Commercial Sale, Ethicon shall pay to Focal the royalties specified in Section 6(d)(i)(B) on the sale of such Initial Product until such time, if ever, that a patent based on such application issues, in which case the royalty payable by Ethicon on the sale of such Initial Product shall revert to the level specified in this Section 6(d)(i)(A), or (3) would be covered by a Valid Claim of an issued patent or patent application included in Patents but for a joint decision by the parties (other than where such decision was made on the basis that the seeking of such a patent would not be successful due to previously existing patents or prior art) to not obtain or maintain a patent with respect to such Initial Product in such country (collectively, the "Requirements for Full Royalty").

                  (B) a royalty of [*] of Net Sales of an Initial Product in a country, if the making, using or selling of such Initial Product in such country does not meet any of the Requirements for Full Royalty.

            (ii) Improved Products. In the event that Ethicon assumes the responsibility for the manufacture of an Improved Product pursuant to Section 7(l), then Ethicon shall pay to Focal on a country by country basis in the Territory royalties on the sales of such Improved Product at rates that are substantially equivalent to those set forth in Section 6(d)(i).

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            (iii) New Products. In the event that Ethicon assumes the
                  responsibility for the manufacture of a New Product pursuant to Section 7(l), then Ethicon shall pay to Focal on a country by country basis in the Territory royalties on the sales of such New Product at rates to be established in the New Product Program.

      (e)   Duration of Royally Payments.

            (i) With respect to each Product manufactured by or on behalf of Ethicon (other than by Focal), the royalties payable to Focal under Section 6(d) shall be paid for (A) a period of (1) [*] years after the First Commercial Sale of such Product (irrespective of who manufactures such Product) in the E.U. with respect to sales in the E.U., or (2) [*] years after the First Commercial Sale in Japan with respect to sales in apart, or (3) in countries outside of Japan or the E.U., [*] years after the First Commercial Sale in the E.U. or in Japan, whichever is later, or (B) for as long as [*] whichever of (A) or (B) is longer. In no event shall more than one royalty be paid to Focal for the sales of any Product.

            (ii) After payment of the royalties specified in Section 6(d) for the periods of time specified in this Section 6(e) with respect to a Product, the license rights of Ethicon granted pursuant to Section 3(a) shall be fully paid up with respect to such Product but not any other Product, subject, however, to the provisions of Section 8(e).

      (f)   Royalty Payment Mechanics.

            (i) All royalties payable pursuant to this Agreement shall be subject to the provisions of this Section 6(f).

            (ii) Royalties will be payable in United States Dollars calculated at a rate of exchange of the currency of the country from which the royalties are payable as shall be determined in accordance with U.S. generally accepted accounting principles. If the transfer or the conversion into United States Dollars in any such instance is not lawful or possible, payment of the royalties shall be made

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                  by the deposit to the account of the appropriate party or its nominee in any commercial bank or trust company of its choice located in that country, such deposit to be made in the currency of the country where the sales were made on which the royalty was based. Prompt notice of any such deposit shall be given to the appropriate party.

            (iii) If the applicable royalty rate exceeds the permissible rate established in a given country for royalty payments in that country or royalty remission from that country, as the case may be, the rate of royalty payable by the party paying the royalty shall not exceed the established permissible rate and the party obligated to pay royalty under this Agreement shall pay the difference between the royalty due and the royalty at the established permissible rate, unless said payments made outside the country are illegal.

            (iv) Any tax required to be withheld by the party paying the royalty or any Affiliate or sublicensee under the laws of any foreign country for the account of the party owed the royalty under this Agreement shall be promptly paid by the party paying the royalty or said Affiliate or sublicensee for and on behalf of the party owed the royalty to the appropriate governmental authority, and the party paying the royalty or its Affiliate or sublicensee shall furnish the party owed with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority sufficient to enable the party owed the royalty to document a claim for income tax credit in respect to any sum so withheld. Any such tax required to be withheld shall be an expense of and borne solely by the party owed the royalty.

            (v) The party paying the royalty shall keep accurate books and records of all payments due to the party owed the royalty. Said books of account shall be kept at the party paying the royalty's principal place of business or the principal place of business of an appropriate Affiliate or sublicensee to which this Agreement relates.

            (vi) The party owed the royalty shall have the right to nominate an independent accountant acceptable to and approved by the party paying the royalty (which approval shall not be unreasonably withheld) who shall have access to the records of


                                      -43-
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                  the party paying the royalty during reasonable business hours for the purpose of verifying, at the party owed the royalty's expense (except as provided below), the royalty payable as provided for in this Agreement for the two (2) preceding years, but this right may not be exercised more than once in any year. The party owed the royalty shall solicit or receive only information relating to the accuracy of the royalty report and the royalty payments made. The party paying the royalty shall be entitled to withhold approval of an accountant which the party owed the royalty nominates unless the accountant agrees to sign a confidentiality agreement with the party paying the royalty which shall obligate such accountant to hold the information he receives from the party paying the royalty in confidence, except for information necessary for disclosure to the party owed the royalty necessary to establish the accuracy of the royalty reports. Any underpayment of royalty shall be paid within thirty (30) days after the delivery of a detailed written accountants report to the party paying the royalty. Any overpayment of royalty shall be credited to the next royalty payment due from the party paying the royalty. If no further royalty payments will be due then a refund will be made within thirty (30) days of the audit. In the event any such audit reveals a shortfall in paid royalties by an amount of five percent (5%) or more, then the costs of the accountant employed in order to perform such audit shall be reimbursed by the party owing the royalty.

            (vii) In the event that a party owes a royalty, such party shall deliver to the party owed the royalty written reports of Net Sales during the preceding calendar quarter, on or before the ninetieth (90th) day following the end of each calendar quarter. In the event that a party owes a royalty for sales made by its Affiliate or its sublicensee, such party shall deliver to the party owed the royalty written reports of Net Sales for such Affiliate or sublicensee during the preceding calendar quarter, on or before the ninetieth (90th) day following the end of each calendar quarter. Such reports shall include a calculation of the earned royalty due and shall be accompanied by the monies due.

            (viii) In the event that a party is late in making payment of any royalty obligation, interest shall accrue at the Prime Rate from the date such payment was due.


                                      -44-
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                                    SECTION 7

                                SUPPLY AGREEMENT

(a)   Exclusive Supply of Products; Specifications.

      (i) Focal shall have the right and shall manufacture the Products exclusively on behalf of Ethicon for resale by Ethicon in the Territory during the term of this Agreement, or until such time as Ethicon shall take over all or part of the manufacturing pursuant to this Agreement. Except as specifically provided by the provisions of this Agreement, Ethicon shall exclusively acquire the Products from Focal during the term of this Agreement.

      (ii) The Initial Product preliminary specifications, from which the detailed final specifications for each Product shall be derived, are set out on [*]. No less than [*] days prior to the placement of the first order for each Initial Product, Ethicon and Focal shall mutually agree upon the final specifications ("Specifications") for such Initial Product. Such Specifications shall become a part of this Agreement and be attached as [*] hereof.

      (iii) Specifications for each Product that is not an Initial Product shall be mutually agreed upon by Ethicon and Focal no less than [*] days prior to the placement of the first order for each such Product. Such Specifications shall become part of this Agreement and be attached as [*] hereof.

      (iv) All Products supplied to Ethicon hereunder shall be supplied in a finished and sterile form, as may be specified. Products shall be supplied in packaging which is suitable for delivery to the ultimate end-user of the Products. The packaging and sterilization requirements shall be specified in the Specifications.

(b)   Production Facilities and Capabilities

      (i) Within ninety (90) days after the execution and delivery of this Agreement, Focal shall submit to Ethicon [*]

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            manufacturing capability plan (the "Manufacturing Plan") for completing implementation of procedures and facilities for producing the Products which satisfy both the volume, specifications and other supply requirements of this Section 7. The Manufacturing Plan shall include commercially appropriate plans (including scheduled availability thereof) which provide for alternative manufacturing facilities (the "Secondary Facilities") in the event Focal's primary manufacturing facility is incapable (either by reason of force majeure or otherwise) of supplying the Products as anticipated under this Agreement. Ethicon shall promptly review the Manufacturing Plan and discuss with Focal changes, if any, required to meet the supply obligations set forth in this Section 7.

      (ii) Ethicon shall have the right, upon reasonable advance notice and during regular business hours, to inspect and audit the facilities (including the Secondary Facilities) to be used or being used by Focal for the manufacture of the Products to assure compliance by Focal with (A) the requirements of the Manufacturing Plan, (B) the CE Mark procedures, (C) FDA Good Manufacturing Practices, (D) the Ethicon manufacturing standards (the "Ethicon Standards") (as set out in [*]), (E) all federal, state, local and comparable foreign rules and regulations directly applicable to the manufacture of products and manufacturing facilities, and (F) the requirements of this Section 7 and Section 8(a)(i) (collectively, the "Manufacturing Standards"). With respect to each Initial Product, such inspections and audits may be conducted by Ethicon once during the six (6) month period immediately preceding the anticipated First Commercial Sale of each such Initial Product and no more than once quarterly after the First Commercial Sale of such Initial Product. Such inspections and audits shall be conducted in a manner so as to minimize disruption of Focal's business operations. If any of such inspections and audits reveal that the manufacturing facilities are not adequate to meet the requirements of the Manufacturing Standards, then Ethicon shall promptly provide Focal with written notice of such fact, which notice shall contain in reasonable detail the deficiencies found in the manufacturing facilities and, if practicable, those steps Focal should undertake in order to remedy such deficiencies (an "Audit Report"). Focal shall use its best efforts to remedy any such deficiencies within ninety (90) days of its receipt of an Audit Report. In the event that, within such ninety (90) day period, Focal fails to remedy any such

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            deficiencies that could reasonably result in the failure by Focal to supply a Product in accordance with the requirements of this Section 7 and Section 8(a)(i) (an "Unremedied Facilities Deficiency"), then Ethicon shall have the right to assume the responsibility for the manufacture of such Product pursuant to the provisions of Section 7(1)(ii)(A). Notwithstanding the foregoing, Ethicon's right to assume the responsibility for the manufacture of a Product pursuant to the provisions of Section 7(1)(ii)(A) shall not be triggered by Focal's failure to comply with any requirements set forth in new general Ethicon manufacturing standards that are not included in the Ethicon Standards that are set forth in [*] as of the effective date of this Agreement for that period of time generally permitted other third party manufacturers of Ethicon to comply with such new requirements.

(c)   Purchase Prices

      (i)   Products not Intended for Commercial Use.

            (A) Initial Products. Focal shall provide to Ethicon reasonable quantities of an Initial Product that is not intended for Commercial Use at a cost equal to Focal's Direct Cost to supply such Initial Product; provided, however, that Ethicon shall not pay Focal less than [*] per unit or per unit or more than [*] per unit for such Initial Product.

            (B) Improved Products. Focal shall provide to Ethicon reasonable quantities of an Improved Product that is not intended for Commercial Use at a cost equal to Focal's Direct Cost to supply such Product; provided, however, that Ethicon shall not pay to Focal less than $P per unit or more than $Q per unit for such Improved Product, where P and Q shall be determined through a good faith negotiation between the parties.

            (C) New Products. Focal shall provide to Ethicon reasonable quantities of a New Product that is not intended for Commercial Use at a cost to be established in the New Product Program.

      (ii)  Products Intended for Commercial Use.

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      (A)   Initial Products.

            1. The Purchase Price for Initial Products intended for Commercial Use purchased prior to that date which is the second anniversary of the First Commercial Sale of the first Initial Product in any country in the E.U. shall equal [*] of the Net Selling Price of such Initial Product; provided, however, that if Focal's Direct Cost of supplying such Initial Product to Ethicon is greater than [*] of the Net Selling Price of such Initial Product, then the Purchase Price shall equal [*]. Notwithstanding the foregoing, and any provision in this Agreement pursuant to which the Purchase Price is subject to a reduction, in no event shall the Purchase Price be less than [*] per unit of such Initial Product.

            2. The Purchase Price for Initial Products intended for Commercial Use purchased on or after that date which is the [*] of the First Commercial Sale of the first Initial Product in any country in the E.U. shall be (a) the applicable percentage of the Net Selling Price of such Initial Product set forth in [*], if (1) but for the fact that Focal is supplying such Initial Product, Ethicon would be obligated to pay a royalty to Focal on the sale of such Initial Product in the Territory pursuant to Section 6(d) and (2) the making, using or selling of such Initial Product in a country in the Territory meets any of the Requirements for Full Royalty, or
                  (b) the applicable percentage of the Net Selling Price of such Initial Product set forth in [*], if (1) but for the fact that Focal is supplying such Initial Product, Ethicon would be obligated to pay a royalty to Focal on the sale of such Initial Product in the Territory pursuant to

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                  Section 6(d) and (2) the making, using or selling of such
                  Initial Product does not meet any of the Requirements for Full Royalty or (c) [*] of the Net Selling Price of such Initial Product, if Ethicon would not be obligated to pay a royalty to Focal on the sale of such Initial Product in the Territory pursuant to Section 6(d) if Focal was not supplying such Initial Product. Notwithstanding the foregoing, and any provision in this Agreement pursuant to which the Purchase Price is subject to a reduction, in no event shall the Purchase Price be less than [*] per unit of such Initial Product.

            (B) Improved Products. The Purchase Price for each Improved Product intended for Commercial Use shall be calculated using percentages of the Net Selling Price of such Improved Product that are substantially equivalent to those set forth in [*].

            (C) New Products. The Purchase Price for each New Product intended for Commercial Use shall be established in the New Product Program.

            (D) Delivery System. The parties acknowledge and agree that Ethicon shall have the right to purchase Delivery Systems directly from a third party manufacturer and/or to provide such Delivery Systems itself, but only to the extent that the manufacture, use or sale of such Delivery System is not covered by a Valid Claim of a Patent. In the event Ethicon so elects to obtain or provide a Delivery System, the parties shall negotiate in good faith an equitable adjustment to the Purchase Price to take into account any modification in the costs incurred by Focal as a result thereof.

            (E)   Calculation of Purchase Price.

                  1. The net selling price ("the "Net Selling Price") for an Initial Product shall be calculated by dividing the aggregate Net Sales for such Initial Product (based upon the Products shipped by Ethicon, its Affiliates or licensees to customers during such previous

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                        calendar quarter), divided by the number of units of
                        such Initial Product so shipped by Ethicon, its Affiliates or licensees, exclusive of units of such Product that are not intended for Commercial Use.

                  2. Calculation of the Purchase Price shall be made based upon the forecasts provided pursuant to Section 7(h). Ethicon shall provide to Focal no later than the ninetieth (90th) day after the end of each calendar quarter Ethicon's calculation of the actual Net Selling Price for each Product for such quarter. If such calculation indicates that the aggregate Net Selling Price of a Product exceeded the forecasted aggregate Net Selling Price during such calendar quarter, then Ethicon shall submit the underpaid amount to Focal when it provides such calculation to Focal. If such calculation indicates that the aggregate Net Selling Price of a Product was less than the forecasted aggregate Net Selling Price during such calendar quarter, then Focal shall issue a check to Ethicon within ten (10) business days of receipt of such calculation of the overpaid amount or, at Focal's option, Focal may credit such amount against purchases under this Agreement.

                  3. The Purchase Price for Products will be payable in United States Dollars calculated at a rate of exchange of the currency of the country in which the Products are sold, as shall be determined in accordance with U.S. generally accepted accounting principles. If the transfer or the conversion into United States Dollars in any such instance is not lawful or possible, payment of the Purchase Price shall be made by deposit to the account of the appropriate party or its nominee in any commercial bank or trust company of its choice located in that country, such deposit to be made in the currency of the country where the sales were made on which the Purchase Price was based. Prompt notice of any such deposit shall be given to the appropriate party.

                  4. In the event that, as a result of significant currency fluctuations, the financial return to either Ethicon or


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                        Focal is significantly different than had been
                        anticipated by the parties, either party may request that the parties discuss in good faith revisions to the financial terms of this Agreement intended to address the situation, provided that neither party shall be obligated to agree to any such revisions.

(d)   Shipment and Purchase Orders.

      (i) All shipments of Products shall be F.O.B. to a single Ethicon designated facility located in NAFTA unless otherwise agreed by the parties, and shall be accompanied by a packing slip which describes the Products and states the purchase order number. To the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.

      (ii) Ethicon shall, by the first business day of each calendar month, provide purchase orders to Focal for Ethicon's Product requirements for that calendar month which is two (2) months after the date such purchase order is provided. Ethicon shall at all times be obliged to purchase the quantity of the Products requested in such purchase orders. Focal shall not be obligated to supply in any month a number of units of a Product that is greater than [*] of the number of units of such Product specified in the Applicable Forecast (as defined below), and Ethicon shall be obligated to issue purchase orders to Focal and to purchase at least [*] of the number of units of such Product specified in the Applicable Forecast. As used herein, the term "Applicable Forecast" means the forecast relating to a specific month provided by Ethicon pursuant to Section 7(h) four months prior to such month. For example, if the forecast provided on January 1 specified [*] units of a particular Product for shipment in the following May (which January forecast is the Applicable Forecast in May), then Focal is not obligated to supply more than [*] units of such Product in May, and Ethicon shall be obligated to issue purchase orders and purchase at least [*] units of such Product in May.

      (iii) Ethicon will make payment upon any ordered Products within thirty
            (30) days of receipt of the relevant shipment of such

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            Products. Payments made past the due date shall accrue interest at the Prime Rate from the date such payment was due.

(e)   Minimum Purchases.

      (i) Following the [*] of the First Commercial Sale in any country within the E.U. of an Initial Product following receipt of E.U. Regulatory Approval, Ethicon agrees to purchase from Focal the following minimum unit quantities of Product per year for the term of this
            Agreement:

            (A) [*] of Product, if only one Initial Product has received Regulatory Approval in the Territory and such Regulatory Approval is for a single indication, or

            (B) [*] of Product, if one Initial Product has received Regulatory Approval in the Territory for more than one indication, or if more than one Initial Product has received Regulatory Approval in the Territory.

      (ii) Ethicon shall not be considered as having failed to meet the purchase minimums (A) in the event such failure is a result of Focal's failure to supply a Product under this Agreement, (B) in the event of a recall or government initiated action with respect to a Product or (C) in the event that Ethicon fails to meet the purchase minimum as set forth in this Section 7(e) for an Initial Product in a given year but pays Focal during such year an amount equal to the product of the Purchase Price for such Initial Product multiplied by (M-A), where M is the minimum unit quantity of such Initial Product that Ethicon is obligated to purchase from Focal during such year and A is the number of units of such Initial Product that Ethicon actually purchased from Focal during such year.

      (iii) In the event that Ethicon does not meet the applicable annual purchase minimums set forth in this Section in any calendar year commencing after the [*] anniversary referred to in subsection (i) above, then Focal's sole and exclusive remedy shall be [*] (it being specifically understood that such failure to meet the

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            annual purchase minimums shall not be considered to be an Event of
            Default under this Agreement).

(f)   Packaging.

      (i) Packaging and labelling requirements for the Products shall be part of the Specifications for each particular Product. In addition, from time to time, Ethicon may submit changes to such packaging and labelling specifications should Ethicon determine such changes are necessary or desirable; provided that Focal shall only be obligated to incur the expenses necessary to provide a single version of the packaging and/or labelling materials for a Product, unless otherwise agreed by the parties, but shall be obligated to provide additional versions of the packaging and/or labelling materials [*]. Any packaging and labelling requirements must be commercially reasonable in light of Ethicon's then-existing packaging practices.

      (ii) Focal acknowledges that Ethicon is the exclusive owner of and has all rights to the trademarks, copyrights, plans, ideas, names, slogans, artwork and all other intellectual property that appear on or are otherwise used by Ethicon in connection with the marketing of Products. Ethicon acknowledges that such ownership rights do not extend to Focal's proprietary formulae or other proprietary information. All trademarks to be used by Ethicon and/or its Affiliates in connection with the Products shall be chosen by Ethicon and/or its Affiliates in their sole discretion.

      (iii) Ethicon shall have the option, but not the obligation, to use the names "FocalSeal" and/or "Focal" in connection with the marketing, distribution, promotion, advertising and sale of any Product, provided that if Ethicon uses "FocalSeal" and/or "Focal" as a trademark on a Product not manufactured by Focal, then, as a condition to such use, the parties shall agree upon customary quality control provisions in accordance with applicable trademark laws. Any such use shall be without charge or cost to Ethicon, and shall be subject to such reasonable written guidelines as to such usage as Focal may elect to provide.

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(g)   Product Defects and Warranties.

      (i) Unless otherwise agreed in writing in any specific instance, delivery of any Products by Focal to Ethicon shall constitute a certification by Focal that the Products conform to the Specifications and were manufactured in accordance with the Manufacturing Standards. After delivery of a shipment of any Products to Ethicon, Ethicon shall have thirty (30) days to examine the Products to determine if they conform to the Specifications and, on the basis of such examination, to accept or reject such shipment. Any claims for failure to so conform ("Claims") shall be made by Ethicon in writing to Focal during such thirty (30) day period, indicating the nonconforming characteristics of the Products.

      (ii) If Focal agrees with such Claim, then within thirty (30) days after the submission of a Claim by Ethicon, Focal shall, at Ethicon's option, provide Ethicon (i) with a credit against future billings equal to the full amount paid by Ethicon for such Products or (ii) replacement Products, if available. Focal shall pay for all shipping costs of returning or destroying Products that are the subject of such accepted Claims. Focal shall bear the risk of loss for such Products, beginning at such time as they are taken at Ethicon's premises for return delivery.

      (iii) If Focal does not agree with such Claim, then the parties agree to submit the Products in question to an independent party which has the capability of testing the Products to determine whether or not they comply with the Specifications. In the event the parties cannot agree upon such independent party, or in the event it is not possible to acquire the services of such an independent party, then such dispute shall be resolved pursuant to Section 9(m).

(h) Forecasts. During the term of this Agreement, Ethicon shall provide to Focal no later than the first day of each month a non-binding good faith estimate by month of Ethicon's requirements for the Products for the twelve (12) month period which commences one calendar month after the date on which each forecast is due. In addition, Ethicon shall provide an initial guidance forecast ("Initial Forecast") no later than six (6) months prior to the estimated date of First Commercial Sale of a Product. Such forecast shall be

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      updated no later than three (3) months prior to such estimated date.

(i) Short-Shipments. Ethicon shall notify Focal of any short-shipment claims within thirty (30) days of receipt of a shipment of Products.

(j)   Adverse Events; FDA Audits.

      (i) The parties recognize that the holder of all regulatory filings and registrations may be required to submit information and file reports to various governmental agencies on Products under clinical investigation, Products proposed for marketing, or marketed Products. Consequently, each party agrees to provide to the other notification as soon as practicable, but in any event within seven
            (7) days of the initial receipt of a report of any adverse experience with a Product that is serious. Serious adverse experiences mean any experience that suggests a significant hazard, contraindication, side effect or precaution, or any experience that is fatal or life threatening, is permanently disabling or requires or prolongs inpatient hospitalization.

      (ii) Focal shall promptly provide to Ethicon copies of any FDA or Regulatory Agency inspection reports related to Focal's facilities or to the manufacture of Products that it receives from such agencies.

      (iii) Ethicon shall promptly provide to Focal copies of any medical device reviews filed with nominated E.U. competent authorities.

      (iv) Focal shall promptly notify Ethicon of any FDA inspections of its facilities related to the manufacture of Products.

(k)   Recalls.

      (i) In the event any governmental agency having applicable jurisdiction shall order any corrective action with respect to a Product supplied hereunder (including any recall of any product containing a Product), customer notice, restriction, change, market action or any Product change, and the cause of such corrective action is due to a breach by Focal of any of its

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            warranties, representations, obligations or covenants contained herein, then Focal shall be liable, and shall reimburse Ethicon for the reasonable costs of such action, including the cost of any Product affected by such action whether or not such particular Product shall be established to be in breach of any warranty by Focal hereunder; provided, however, that Ethicon shall be obligated to use reasonable efforts that are consistent with Ethicon's normal business practice to minimize the cost of any such action.

      (ii) In the event that Ethicon determines to undertake any recall of any Product supplied hereunder (including any recall of any product containing a Product), customer notice, restriction, change, corrective action or market action or any Product change, and the cause of such corrective action is due to a breach by Focal of any of its warranties, representations, obligations or covenants contained herein, then Focal shall be liable, and shall reimburse Ethicon for the reasonable costs of such action, including the cost of any Product affected by such action whether or not such particular Product shall be established to be in breach of any warranty by Focal hereunder; provided, however, that Ethicon shall be obligated to use reasonable efforts that are consistent with Ethicon's normal business practice to minimize the cost of any such action.

(l)   Ethicon Manufacturing.

      (i) Transfer of Manufacturing Rights. Upon the occurrence of a Triggering Event, Ethicon shall have the right to assume the responsibility for the manufacture of the applicable Product(s). In the event that Ethicon exercises its right to manufacture such Product(s) pursuant to this Section 7(1), (A) Ethicon shall have a royalty-bearing (in accordance with the terms of Section 6(d)) license, under Patents, Know-How and Manufacturing Technology for the sole purpose of making and having made such Product(s) in the Field throughout the Territory, (B) Ethicon shall have the right to use and cross-reference Focal's Regulatory Filings with respect to such Product(s) and (C) Focal shall provide, at Ethicon's cost, such reasonable assistance and other information as shall be necessary in order for Ethicon to manufacture or have manufactured such Product(s).

      (ii)  Triggering Events.

      (A) Failure by Focal to Supply. As used in this Agreement, the term "Triggering Event" means (1) an Unremedied Facilities Deficiency or
            (2) that an Event of Default caused by Focal (which Event of Default has not been cured within thirty (30) days after receipt of notice thereof, subject to the proviso below) results in the failure by Focal to supply Product(s) to Ethicon in accordance with the supply obligations set forth in Section 7 and Section 8(a)(i) (provided that if such Event of Default occurs within the first twelve (12) months following the First Commercial Sale of the first Product and Focal's failure to supply Products does not exceed by more than [*] the quantity of the Product Focal is obligated to supply, Focal shall have an additional sixty (60) days in which to diligently attempt to remedy such Event of Default). Upon the occurrence of a Triggering Event, Ethicon shall have the right to assume responsibility for the manufacture of the applicable Product(s) during the term of this Agreement. In the event that Ethicon assumes the responsibility for the manufacture of such Product(s) pursuant to this Section 7(1)(ii)(A), then (1) the provisions of Section 7 shall no longer be applicable to such Product(s), (2) Ethicon shall pay Focal a royalty on the sale of such Product(s) in accordance with the terms of Section 6(d); provided, however, that the rate used to calculate the royalty on the sale of any Initial Product shall be reduced to [*] and (3) Ethicon shall be entitled to deduct from royalties payable to Focal pursuant to Section 6(d) [*].

      (B)   [*]

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            [*]

      (C) Change in Control. Upon a Change in Control, Ethicon shall have the right to assume responsibility for the manufacture of any and all Products during the term of this Agreement. In the event that Ethicon exercises its right to manufacture a Product(s) pursuant to this Section 7(1)(ii)(C), then (1) the provisions of Section 7 shall no longer be applicable to such Product(s), (2) Ethicon shall pay Focal a royalty on the sale of such Product(s) at the applicable rate set forth in Section 6(d) and (3) Ethicon shall not be entitled to deduct from the royalties payable to Focal pursuant to Section 6(d) any costs which Ethicon incurs in assuming such manufacturing responsibility.

      (D) Force Majeure. In the event that an Event of Force Majeure results in an interruption in the supply of Product(s) by Focal to Ethicon that continues unabated for a period of sixty (60) days or longer, then Ethicon shall have the right to assume responsibility for the manufacture of such Product(s), but only for so long as such Event of Force Majeure prevents Focal from supplying such Product(s) to Ethicon in accordance with the terms of this Agreement and subject always to the last sentence of this paragraph. In the event that Ethicon assumes the responsibility for the interim manufacture of such Product(s) pursuant to this Section 7(l)(ii)(D), then (1) the

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            provisions of Section 7 shall not be applicable to such Product(s)
            during the period of time when Ethicon is responsible for such manufacture, (2) Ethicon shall pay Focal a royalty on the sale of such Product(s) at the applicable rate set forth in section 6(d) and
            (3) Ethicon shall be entitled to deduct [*] of the direct costs which Ethicon incurs in assuming such manufacturing responsibility (it being understood that direct costs are intended to include the costs of acquisition of facilities or equipment necessary for such manufacture but are not intended to include the acquisition of raw materials or normal and customary labor costs involved in such manufacturing) (a) from royalties payable to Focal pursuant to
            Section 6(d), or (b) in the event that Focal has resumed the manufacture of Product(s) under this Section 7(1)(ii)(D), from that portion of the Purchase Price equal to the royalty that would be payable to Focal pursuant to Section 6(d) if Focal were not supplying such Product(s), provided, however, that in no event shall such royalty or such portion of the Purchase Price be reduced in any quarter by more than [*] provided further that any portion of a deduction that is not available for the quarter due to the foregoing limitation shall be carried forward and deducted from payments otherwise due hereunder for subsequent quarters. Notwithstanding the foregoing, Focal's right to resume the manufacture of Product(s) under this Section 7(1)(ii)(D) shall always be subject to the terms and conditions of any agreement between Ethicon and a third party with respect to the interim manufacture of Product(s) entered into during the period when Ethicon was responsible for such manufacture, it being acknowledged that the terms and conditions which Ethicon agrees to shall be determined in Ethicon's sole discretion, provided that Ethicon, in negotiating such terms and conditions, shall consider in good faith the expected length of the interruption in Focal's ability to supply Product(s) as a result of the Event of Force Majeure.

      (E) Manufacture by Ethicon by Agreement Upon mutual agreement by the parties, Ethicon shall have the right to assume responsibility for the manufacture of any and all Products. In the event that Ethicon exercises its right to manufacture Product(s) pursuant to this
            Section 7(l)(ii)(E),

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            then (1) the provisions of Section 7 shall no longer be applicable to such Product(s), (2) Ethicon shall pay Focal a royalty on the sale of such Product(s) at the applicable rate set forth in Section 6(d), and (3) Ethicon shall not be entitled to deduct from the royalties payable to Focal pursuant to Section 6(d), any costs which Ethicon incurs in assuming such manufacturing responsibility.

      (iii) Manufacturing Technology Escrow. The parties shall enter into an escrow agreement within sixty (60) days after the date of this Agreement (to be attached to this Agreement as [*]) with a mutually acceptable escrow agent. Focal shall deposit the Manufacturing Technology (such material to be updated no less than annually and upon any material change therein) with respect to a Product in an escrow account with such escrow agent within the thirty (30) day period immediately preceding the anticipated Regulatory Approval of such Product in the Territory. All fees of the escrow agent associated with such escrow shall be shared equally by the parties. Such Manufacturing Technology shall be released to Ethicon only upon the occurrence of a Triggering Event. In the event the escrow agreement is terminated, the parties shall enter into a new escrow agreement with another mutually agreeable escrow agent.

(m) Light System. The parties acknowledge and agree that Ethicon shall have the right to purchase light Systems directly from a third party manufacturer. In the event that Ethicon elects to purchase Light Systems from Focal, such purchases shall be on the following terms:

      (i) Purchase Price. The purchase price for each Light System purchased from Focal shall be equal to [*]. In the event that suppliers of a Light System require advance deposits with purchase orders for such Light System, Ethicon shall arrange for timely payment of such deposits either directly or through Focal, at Ethicon's option.

      (ii) Shipment and Purchase Orders. Given that the estimated time from the date of Focal's purchase order for a Light System to

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            receipt of such Light System at Focal is [*], Ethicon shall order each Light System as far in advance as possible, but no earlier than [*] days from the required delivery date. a addition, Ethicon shall estimate the number of Light Systems it requires for use during the initial twelve (12) months from first commercial sale of such Light Systems in the Territory, and place orders for such quantities no less than [*] days prior to the anticipated first commercial sale.

      (iii) Warranties. Focal warrants that the Light System shall be free from defects in workmanship or material for a period of one (1) year from the date of receipt of such Light Systems by Focal. Focal's warranty for light bulbs contained in the Light System shall be limited to six (6) months from date received by Focal. If any Light System does not conform to the above warranty, Focal shall be obligated to repair or replace such Light System at its own expense, and ship such repaired or replacement Light System back to either Ethicon or the applicable customer at its own expense. All defective Light Systems returned to Ethicon by customers which are covered by the foregoing warranty shall be shipped to Focal at Focal's expense for such repair or replacement.

      (iv) Servicing. Focal shall provide directly or through a third party, after-warranty servicing of the Light Systems. All service costs provided by Focal or its designated service representative shall be billed to the customer by Ethicon and Ethicon shall reimburse Focal for all such service costs within thirty (30) days after the receipt of payment by the customer for such servicing.

                                    SECTION 8

                           GENERALLY APPLICABLE TERMS

(a)   Representations and Warranties.

      (i)   Focal represents and warrants to Ethicon that:

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            (A)   each Product supplied by Focal pursuant to this Agreement
                  shall be (i) manufactured in accordance with the Specifications, the Manufacturing Standards and applicable Regulatory Approvals for such Product, and (ii) free from defects in materials, design or workmanship;

            (B) each Product sold to Ethicon by Focal pursuant to this Agreement shall be free and clear of all liens, claims and encumbrances of any nature;

            (C) to Focal's knowledge, as of the effective date of this Agreement, the manufacture, use or sale of the Initial Products does not infringe any valid, issued patents or copyrights, or involve misappropriation of any trade secrets or proprietary rights of any person;

            (D) to Focal's knowledge, as of the effective date of this Agreement, with respect to the Products, there are no pending or threatened suits, claims, or actions of any type whatsoever asserted against Focal;

            (E) as of the effective date of this Agreement, (i) the UT Agreement is in full force and effect; (ii) to Focal's best knowledge, the UT Agreement is not subject to any challenge, claim, breach, default or other similar action or threat thereof, (iii) Focal, and to Focal's best knowledge, UT, is in compliance in all material respects with the UT Agreement, and
                  (iv) Focal has not received any communication related to the UT Agreement which may materially impact Focal's rights thereunder or Ethicon's rights under this Agreement;

            (F) all presently filed Patents having claims covering or related to the manufacture, sale or distribution of the Initial Products are listed in [*];

            (G) all necessary corporate and other authorizations, consents and approvals which are necessary or required for the entering into of this Agreement have been duly obtained; and

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            (H)   the entering into of this Agreement by Focal will not (i)
                  violate any provision of U.S., state or local law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Focal, under its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement (including, but not limited to, the UT Agreement), contract, purchase order or other instrument, document or agreement to which Focal is a party or by which it or any of its properties or assets is bound or affected.

      (ii)  Ethicon represents and warrants to Focal that:

            (A) all necessary corporate and other authorizations, consents and approvals which are necessary or required for the entering into of this Agreement have been duly obtained; and

            (B) the entering into of this Agreement by Ethicon will not (i) violate any provision of U.S., state or local law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give raise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Ethicon under its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement in which Ethicon is a party or by which it or any of its properties or assets is bound or affected.

      (iii) Disclaimer. THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT ARE IN LIEU OF ALL

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            OTHER REPRESENTATIONS AND WARRANTIES. FOCAL AND ETHICON DISCLAIM ALL
            OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER FOCAL OR ETHICON BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

      (b) Indemnification. In order to distribute among themselves the responsibility for claims arising out of this Agreement, and except as otherwise specifically provided for herein, the parties agree as follows:

            (i) Focal agrees to defend and indemnify and hold Ethicon harmless against any and all claims, suits, proceedings, expenses, recoveries and damages, including court costs and reasonable attorneys fees and expenses, arising out of, based on, or caused by, the breach by Focal of any representation or warranty contained in this Agreement, in each case except to the extent that such arise from or are aggravated by acts of or failure to act by Ethicon. Ethicon will promptly notify Focal of any such claim or demand which comes to its attention.

            (ii) Ethicon agrees to defend and indemnify and hold Focal harmless against any and all claims, suits, proceedings, expenses, recoveries, and damages including court costs and reasonable attorneys fees and expenses, in connection with any of the Products sold by Ethicon or its Affiliates arising out of, based on, or caused by (A) statements, whether written or oral, made or alleged to be made by Ethicon or its Affiliates on the packaging or labelling of any of the Products, or in the advertising, publicity, promotion, or sale of any of the Products, (B) the manufacture, storage, sale, shipment, promotion or distribution of the Products by Ethicon or its Affiliates, or (C) the breach by Ethicon of any representation or warranty contained in this Agreement, in each case except to the extent that such arise from or are aggravated by acts of or failure to act by Focal. Focal will promptly notify Ethicon of any such claim or demand which comes to its attention.

      (c) Other Responsibilities of Focal. During the term of this Agreement, Focal shall:

            (i) Refer to Ethicon all customers' inquiries and correspondence which it receives relating to the sale of the Products in the Territory, as well as all correspondence or communications it receives with respect to any malfunction or failure of any Product;

            (ii) Make available to Ethicon such information and knowledge in Focal's possession concerning the Products, their qualities and uses, as will aid Ethicon in improving the sales of Products;

            (iii) Adhere to all law, rules and regulations applicable to the manufacture and supply of the Products under this Agreement.

      (d) Insurance. Focal agrees to procure and maintain in full force and effect during the term of this Agreement valid and collectible insurance Policies in connection with the supply of Products pursuant to this Agreement, which policies shall provide for the type of insurance and amount of coverage described in [*], Upon Ethicon's request, Focal shall provide to Ethicon a certificate of coverage or other written evidence reasonably satisfactory to Ethicon of such insurance coverage.

      (e)   Term.

            (i)   This Agreement shall remain in effect for a period of ten
                  (10) years from the date of this Agreement and may be renewed thereafter for successive additional periods of one (1) year each by Ethicon upon at least ninety (90) days' notice prior to the expiration of the applicable period; provided, however, that, unless terminated earlier by Ethicon in accordance with the terms of this Agreement, solely for purposes of that part of the Territory covered by the E.U., the exclusivity of the Patent and Know-How licenses granted pursuant to Section 3(a)(i) shall remain exclusive only for (A) ten (10) years from the date of First Commercial Sale in the E.U. of any Product manufactured by or on behalf of Ethicon with respect to Know-How and (B) for the life of any Existing Patents issued in the applicable E.U. country with respect to such Existing Patent.

* Confidential treatment has been requested for marked portion

            (ii) In addition to the foregoing, Ethicon may terminate this Agreement upon written notice to Focal on or after the third anniversary of this Agreement upon no less than 12 month's prior written notice to Focal.

            (iii) Focal expressly acknowledges that the termination provisions contained in this Section 8(e) are reasonable, considering the intended nature and scope of this Agreement, and considering the investments and undertakings required on the part of Ethicon in connection herewith.

      (f) Events of Default. The occurrence of any one or more of the following acts, events or occurrences shall constitute an ""Event of Default" under this Agreement.

            (i)   either party becomes the subject of a Bankruptcy Event; or

            (ii) either party breaches any material provision of this Agreement and fails to remedy such default within thirty (30) days after receipt of notice thereof; provided, however, and subject to
                  Section 7(1)(ii)(A)(2), that in the event of such a breach which cannot be remedied within such thirty (30) day period, so long as the breaching party is diligently attempting to remedy such breach, an Event of Default shall not have occurred until three (3) months after notice of such breach (unless such breach is cured during such period).

      (g) Certain Rights After an Event of Default. In addition to those rights which may be available at law or equity, the following additional rights shall be available upon the occurrence of an Event of Default under this Agreement or in the event that Focal terminates this Agreement pursuant to Section 7(e)(iii):

            (i) If the Event of Default is caused by Ethicon, Focal may terminate this Agreement upon written notice thereof to Ethicon. Upon termination of this Agreement by Focal upon the occurrence of an Event of Default or pursuant to Section 7(e)(iii), Ethicon shall have one hundred eighty (180) days in which to sell out its stock of any Products it possesses or has committed to purchase under this Agreement, unless Focal has informed Ethicon in such termination notice that it desires to purchase such stock. In the event Focal provides such notice, Focal shall repurchase such stock (except for stock which is required by Ethicon in order to fill purchase orders received prior to the termination of the Agreement) at Ethicon's landed cost (the Purchase Price, plus all shipping, handling, customs and other costs incurred by Ethicon to have such Product reach Ethicon's facilities). In addition, upon any such termination Focal shall have the right to cross-reference any Regulatory Approval held in the name of Ethicon.

            (ii) If the Event of Default is caused by Focal, Ethicon may, in its discretion, either (i) terminate this Agreement in its entirety or (ii) if the Event of Default arises out of a breach by Focal of the supply obligations with respect to a Product set forth in Section 7, assume the responsibility for the manufacture of such Product pursuant to Section 7(1)(ii)(A).

                                    SECTION 9

                                  MISCELLANEOUS

      (a)   Confidentiality; Press Releases.

            (i) Ethicon and Focal will be exchanging information relating to the Products at the inception of and from time to time during the term of this Agreement. Any such information which is considered by the disclosing party to be confidential will be identified in writing as confidential information or, if disclosed orally or in another non-written manner, shall be confirmed in writing as being confidential promptly after the disclosure thereof. The party receiving such information will maintain the information in confidence using the same standard of care it uses to maintain its own information in confidence. Such obligation of confidentiality shall not apply to information which (i) is known to the receiving party prior to the disclosure, (ii) is publicly known as of the date of the disclosure, (iii) becomes publicly known after the date of disclosure through no fault of the receiving party, (iv) is received from a third party who has no obligation of confidentiality to the disclosing party or (v) is developed independently by the receiving party. Such obligation of confidentiality shall continue for a period of seven (7) years from the date of disclosure of the confidential information.

            (ii) Notwithstanding the foregoing Section 9(a)(i), Ethicon shall be permitted to disclose to its wholesalers and other direct customers such confidential information relating to the Products as Ethicon shall reasonably determine to be necessary in order to effectively market and distribute the Products, provided that such entities undertake the same confidentiality obligation as Ethicon has with respect to Focal's confidential information.

            (iii) Neither party will originate any publicity, news release, or other public announcement, written or oral, whether to the public press or otherwise, relating to any amendment hereto or to performance hereunder or the existence of an arrangement between the parties, without the prior written approval of the other party, such approval not to be unreasonably withheld.

            (iv) Neither party shall use the name of the other for advertising or promotional claims without the prior written consent of the other party.

      (b) Survival. Those provisions of this Agreement dealing with rights and obligations upon and/or after termination of this Agreement shall survive termination of this Agreement to the extent necessary to give effect to such provisions.

      (c) Penalties. If either party terminates this Agreement in accordance with the terms herein, the terminating party shall owe no penalty or indemnity to the terminated party on account of such termination.

      (d) Independent Contractor. Focal is an independent contractor and shall have no authority to obligate Ethicon in any respect nor hold itself out as having any such authority. All personnel of Focal shall be solely employees of Focal and shall not represent themselves as employees of Ethicon.

      (e)   Binding Effect; Benefits; Assignment.

            (i) This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Nothing contained herein shall give to any other person any benefit or any legal or equitable right, remedy or claim.

            (ii) Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by Focal, without the prior written consent of Ethicon, except that with respect to the assignment of this Agreement to an Affiliate of Focal, such consent will not be unreasonably withheld.

            (iii) Ethicon shall be permitted to assign all or part of this
                  Agreement (i) to any Affiliate of Ethicon with an emphasis on intraoperative wound closure upon written notice to Focal,
                  (ii) upon the sale of all or substantially all of the assets or business of Ethicon, to the successor of such assets or business upon written notice to Focal, and (iii) to such other Affiliate of Ethicon or third party as Ethicon shall determine, such assignment to be subject to Focal's consent, such consent not to be unreasonably withheld. In the case of all such assignments, such assignment shall be subject to the assignee agreeing in writing to assume the benefits and obligations of this Agreement.

      (f) Entire Agreement, Amendments. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto. To the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.

      (g) Remedies. Unless otherwise expressly provided, all remedies hereunder (including, but not limited to, those remedies provided for in Section 8(g) hereof), are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

      (h)   Force Majeure.

            (i) The obligations of Focal and Ethicon hereunder shall be subject to any delays or non-performance caused by acts of God, earthquakes, fires, floods, explosion, sabotage, riot, accidents; orders of, or failure to issue all necessary permits or licenses by, regulatory, governmental, or military authorities; strikes, lockouts or labor trouble; perils of the sea; or any other similar cause beyond the reasonable control of either party (an "Event of Force Majeure"), and each party shall be under no liability to the other for anything which would constitute a breach of this Agreement arising by reason of such matters. If either party is unable to perform one of its obligations under this Agreement as a result of an Event of Force Majeure, it shall so notify the other party in writing as soon as reasonably practicable, but in no event later than ten (10) days following the date by which such obligation was to have been fulfilled (a "Force Majeure Notice"). The party which is not performing its obligation under this Agreement as a result of an Event of Force Majeure shall use diligent efforts to resume compliance with this Agreement as soon as possible. Should the Event of Force Majeure continue unabated for a period of thirty (30) days or more, the parties shall enter into good faith discussions with a view to alleviating its affects or to agreeing upon such alternative arrangements as may be fair and reasonable having regard to the circumstances prevailing at that time.

            (ii) In the event that such alternative arrangements cannot be agreed upon with thirty (30) days after occurrence of the Event of Force Majeure, and in the event such Event of Force Majeure does not result in an interruption of supply to Ethicon or its Affiliates of the Products in accordance with the terms of this Agreement, then the non-performing party shall continue to diligently attempt to alleviate such Event of Force Majeure until it is removed or eliminated.

      (i) Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by facsimile transmission, air courier, or registered or certified mail, return receipt requested, addressed as follows:

                        if to Focal to:

            Focal, Inc.
            Four Maguire Road
            Lexington, Massachusetts 02173
            Attention: President
            Fax: 617-280-7802

      with a copy to:

            Hale and Dorr
            60 State Street
            Boston, Massachusetts 02109
            Attention: Steven D. Singer, Esq.
            Fax: 617-526-5000; and

                        if to Ethicon to:

            Ethicon, Inc.
            Route 22
            Somerset, New Jersey 08876
            Attention: Vice President, Growth Technologies and New Business Development
            Fax: 1-908-218-3492

      with a copy to:

            Office of General Counsel
            Johnson & Johnson
            One Johnson & Johnson Plaza
            New Brunswick, New Jersey 08933 U.S.A.
            Fax: 1-908-524-2788;

            or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such communication shall be deemed to have been delivered (i) when delivered, if delivered personally, (ii) when sent (with confirmation received), if sent by facsimile transmission on a business day, (iii) on the first business day after dispatch (with confirmation received), if sent by facsimile transmission on a day other than a business day, (iv) on the third business day after dispatch, if sent by air courier, and (v) on the seventh business day after mailing, if sent by mail.

      (j) Waivers. It is further understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

      (k) Counterparts. This Agreement may be executed in any number of counterparts, and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

      (l) Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      (m)   Governing Law; Dispute Resolution.

            (i) Excepting only actions and claims relating to actions commenced by a third party against Focal or Ethicon (including, without limitation, actions for injuries caused by a Product, or in respect to a patent infringement claim), any controversy or claim arising out of or relating to this Agreement, or the parties' decision to enter into this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

            (ii) The arbitration shall be held before a panel of three (3) arbitrators, one each being selected by Focal and Ethicon, and the third being selected by such two arbitrators. Arbitration shall be in the Borough of Manhattan, New York City, New York, and the arbitrators shall apply the substantive law of the State of New Jersey.

            (iii) It shall be the duty of the arbitrators to set dates for preparation and hearing of any dispute and to expedite the resolution of such dispute. The arbitrators shall permit and facilitate discovery, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. The arbitrators will set a discovery schedule with which the parties will comply and attend depositions if requested by either party. The arbitrators will entertain such presentation of sworn testimony or evidence, written briefs and/or oral argument as the parties may wish to present; however, no testimony or exhibits will be admissible unless the adverse party was afforded an opportunity to examine such witness and to inspect and copy such exhibits during the pre-hearing discovery phase. The arbitrators shall among his other powers and authorities, have the power and authority to award interim or preliminary relief.

            (iv) The arbitrators shall not award either party punitive damages and the parties shall be deemed to have waived any right to such damages. A qualified court reporter will record and transcribe the proceedings. The decision of the arbitrators will be in writing and judgment upon the award by the arbitrators may be entered into any court having jurisdiction thereof. Prompt handling and disposal of the issue is important. Accordingly, the arbitrators are instructed to assume adequate managerial initiative and control over discovery and other aspects of the proceeding to schedule discovery and other activities for substantially continuous work, thereby expediting the arbitration as much as is deemed reasonable to him, but in all events to effect a final award within 365 days of the arbitrators' selection or appointment and within 20 days of the close of evidence.

            (v) The proceedings shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard both parties' confidential information. The fees of the arbitrators shall be paid by the losing party which shall be designated by the arbitrators. If the arbitrators are unable to designate a losing party, they shall so state and the fees shall be split equally between the parties.

      (n) Severability. In the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

      IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have duly executed this Agreement as of the date first above written.

ETHICON, INC.                               FOCAL, INC.


By: /s/ Patrick J. O'Neill 1/3/97           By: /s/ David M. Clapper 1/2/97
    ----------------------                      --------------------
Name: Patrick J. O'Neill                    Name: David M. Clapper
Title: Vice President,                      Title: President and CEO
       Growth Technologies and
       New Business Development

                                                            ORIGINAL